Exhibit 99.4

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of February 9, 2017 (the “Effective Date”)

by and between

BIAL – PORTELA & CA, S.A., a Portuguese corporation having a principal place of business at À Avenida da Siderurgia Nacional, 4745-457 Coronado (S. Romão e S. Mamede), Portugal (hereinafter referred to as “BIAL”)

and

NEUROCRINE BIOSCIENCES, INC., a Delaware corporation having a principal place of business at 12780 El Camino Real, San Diego, CA 92130, USA (hereinafter referred to as “NBIX”).

Each of NBIX and BIAL may be referred to herein as a “Party” or collectively as the “Parties”.

WITNESSETH

WHEREAS, BIAL Controls (as defined below) the BIAL Patents and BIAL Know-How (each as defined below), which relate to the compound BIA 9-1067 (as defined below) and its use in the treatment of human diseases and conditions, including Parkinson’s disease; and

WHEREAS, NBIX wishes to acquire licenses under the BIAL Patents, BIAL Know-How and Trademarks (as defined below) for the purpose of using, developing, marketing, distributing, importing, commercializing, offering for sale and selling the Licensed Products (as defined below) under the Trademark within the Field and Territory (each as defined below); and

WHEREAS, BIAL is willing to grant such licenses to NBIX under the terms and conditions of this Agreement; and

WHEREAS, BIAL is willing to manufacture and supply Licensed Products to NBIX for using, developing, marketing, distributing, importing, commercializing, offering for sale and selling the Licensed Products under the Trademark within the Field and Territory under the terms and conditions of this Agreement and a Supply Agreement (as defined below) to be entered into between the Parties; and

NOW, THEREFORE, in reliance on the foregoing recitals and in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

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ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

1.1.    “Affiliate” means any person or entity that, as of the Effective Date or at any time during the Term, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition, “control” means (i) the ownership of at least fifty percent (50%) of the voting securities of the entity or such lesser percentage which is the maximum allowed by applicable law; or (ii) the ability to otherwise direct the management and operations of the entity.

1.2.    “Agency” means the FDA (as defined below), Health Canada or any other governmental entity(ies), and its or their successor bodies, whose authorization is required to market and sell any pharmaceutical product in Territory.

1.3.    “Agency Interactions” has the meaning set forth in Section 7.2(e).

1.4.    “Agreed Sales Forecast” has the meaning set forth in Section 8.3(d).

1.5.    “Alleged Infringement” has the meaning set forth in Section 12.2(a).

1.6.    “Alleged Manufacturing Infringement” has the meaning set forth in Section 12.2(b).

1.7.    “Alleged Manufacturing Infringement Costs” has the meaning set forth in Section 12.2(d).

1.8.    “Alliance Manager” has the meaning set forth in Section 5.8(a).

1.9.    “Alternative Trademarks” has the meaning set forth in Section 2.3(d).

1.10.    “Annual Commercialization Plan” has the meaning set forth in Section 8.2(a).

1.11.    “Approval” means the marketing authorization issued by an Agency for the commercialization of a Licensed Product within the Field and Territory.

1.12.    “Assumptions” has the meaning set forth in Section 8.3(e).

1.13.    “BIA 9-1067” means […***…].

1.14.    “BIA 9-1067 API” means the active pharmaceutical ingredient of BIA 9-1067.

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1.15.    “BIA 9-1067 IND” means the IND No.[ …***…].

1.16.    “BIAL Indemnitees” has the meaning set forth in Section 16.2.

1.17.    “BIAL Know-How” means any and all research and development information, unpatented inventions, trade secrets, proprietary materials, or any other type of proprietary or confidential technical data or information, including without limitation, products, methods, techniques, processes, specifications, recipes, formulae, designs, plans, drawings, data, protocols, or non-clinical and clinical data (including, without limitation, Data), which are Controlled by BIAL or its Affiliates as of the Effective Date or during the Term and are either (i) reasonably necessary for the use, development marketing, distribution, importation, commercialization, manufacture (other than the Manufacturing Know-How), offer for sale or sale of the Licensed Products, or (ii) useful for the use, development marketing, distribution, importation, commercialization, manufacture (other than the Manufacturing Know-How), offer for sale or sale of the Licensed Products, and in such case (i) or (ii) to the extent that BIAL or its Affiliates have developed or used such know-how in connection with the Licensed Products. The term “BIAL Know-How” includes, without limitation, all proprietary and confidential information included in INDs/NDAs and any other regulatory filings and correspondence related to any Licensed Product and all Data and information to be submitted in support of such filings or correspondence, and information relating to marketing and commercialization, to the extent Controlled by BIAL or its Affiliates during the Term and related to Licensed Products, and BIAL’s interest in Development Intellectual Property jointly owned by the Parties; provided however that in the event that any Third Party becomes a BIAL Affiliate by merger with or by acquisition of BIAL or any of its Affiliates, any know-how of such Third Party in existence as of the effective date of such merger or acquisition shall not be included in BIAL Know-How so long as it is not used and was not generated in connection with the development, manufacture or commercialization of any Licensed Product. For greater certainty, the term “BIAL Know-How” does not include the Manufacturing Know-How.

1.18.    “BIAL Logo” means the logo included in Exhibit 2.4, which BIAL may, at its own discretion, update from time to time.

1.19.    “BIAL Patents” means (i) all US and Canadian Patents Controlled by BIAL or its Affiliates as of the Effective Date or during the Term, claiming or covering or which would be practiced by the use, development, marketing, distribution, import, commercialization, offer for sale and sale of the Licensed Products, including, without limitation, the BIAL Patents listed in Exhibit 2.1; (ii) any US and Canadian provisional, divisional, substitution, continuation or continuation-in-part applications based on, directly or indirectly, relying for priority on, or having identical disclosure as, any of the US or Canadian Patents in (i); (iii) any US and Canadian Patent issuing from any of the Patents in (i) or (ii); and (iv) any extensions, patent term adjustments, reissues, supplemental examinations or reexaminations of any of the Patents in (i), (ii) and/or (iii). BIAL Patents also include any Patents covering any Development Intellectual Property owned solely by BIAL or one of its Affiliates or jointly by BIAL and its Affiliates. BIAL agrees to update Exhibit 2.1 from time to time with additional BIAL Patents;

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provided however that in the event that any Third Party becomes a BIAL Affiliate by merger with or by acquisition of BIAL or any of its Affiliates, any Patent of such Third Party in existence as of the effective date of such merger or acquisition shall not be included in BIAL Patents, so long as it does not cover any subject matter that is directly used or directly generated in connection with the development or commercialization of any Licensed Product.

1.20.    “BIAL Representatives” has the meaning set forth in Section 2.10(iii).

1.21.    “BIAL Representatives Costs” has the meaning set forth in Section 2.10(iii).

1.22.    “BIAL Studies” means the studies set out in Exhibit 6.4.

1.23.    “Blocking BIAL IP” means any Patent or other Intellectual Property outside the Territory that is Controlled by BIAL (by ownership, license or otherwise) and which would be infringed by the use, manufacture, development, marketing, distribution, importation, commercialization, offer for sale or sale of any product or process that is claimed, covered or would be practiced by such Patent or Intellectual Property.

1.24.    “Business Day” means any of the days Monday through Friday less (i) public holidays in Porto, Portugal, (ii) public holidays in San Diego, California, United States of America, (iii) first two (2) weeks of August of each Calendar Year, and (iv) the period between 24th December of a Calendar Year and 1st January of the subsequent Calendar Year.

1.25.    “Calendar Quarter” means each period of three (3) months ending on 31st March, 30th June, 30th September and 31st December.

1.26.    “Calendar Year” means each twelve (12) months period starting on 1st January and ending on 31st December.

1.27.    “Change of Control” means, with respect to NBIX, any of the following events: (i) a Third Party (or group of Third Parties acting in concert) directly or indirectly, acquires more than fifty percent (50%) of the then outstanding capital stock entitled to vote for the election of NBIX’s directors; or (ii) a consolidation, reorganization or merger involving NBIX in which more than fifty percent (50%) of the then outstanding capital stock of the surviving entity entitled to vote for the election of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of NBIX preceding such consolidation or merger; or (iii) NBIX conveys, transfers or sells all or substantially all of its assets relating to Licensed Products.

1.28.    “Change of Control Entity” has the meaning set forth in Section 15.2(d)(i).

1.29.    “Change of Control Notice” has the meaning set forth in Section 2.11.

1.30.    “Claim” has the meaning set forth in Section 16.1.

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1.31.    “Clinical Trials” means Phase I Clinical Trials, Phase II Clinical Trials and/or Phase III Clinical Trials.

1.32.    “Co-Promotion Agreement” has the meaning set forth in Section 2.10(c).

1.33.    “Co-Promotion Option” has the meaning set forth in Section 2.10(a).

1.34.    “Co-Promotion Plan” has the meaning set forth in Section 2.10(b).

1.35.    “Co-Promotion Steering Committee” has the meaning set forth in Section 2.10(c)(vii).

1.36.    “Combination Product” means […***…].

1.37.    “Commercial Year” has the meaning set forth in Section 8.3(d).

1.38.    “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, with respect to each Licensed Product, the level of efforts required to carry out a task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of efforts that a similarly situated biopharmaceutical company, of similar size and resources, would devote to a product of similar commercial and market potential and at a similar stage of development or commercialization and having similar commercial and scientific advantages and disadvantages resulting from such company’s own research efforts (i.e. explicitly ignoring the upfront, milestone, and royalty payments, but including payments for product supply and other payments related to the Co-Promotion Agreement due to BIAL under this Agreement), taking into account all relevant factors, including (without limitation) Patent coverage, safety, efficacy, product profile, competitiveness of the marketplace, proprietary position and profitability. Commercially Reasonable Efforts requires (without limitation) that NBIX (i) promptly assigns responsibility for its obligations to specific employee(s) who are held accountable for progress and monitor such progress on an ongoing basis, (ii) continues to seek to achieve specific and meaningful objectives for carrying out such obligations and (iii) makes and/or implements decisions and allocates resources designed to make progress with respect to such objectives.

1.39.    “Competing Product” means […***…].

1.40.    “COMT” means catechol-O-methyl transferase.

1.41.    “Confidential Information” has the meaning set forth in Section 13.1(a).

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1.42.    “Confidentiality Agreement” has the meaning set forth in Section 13.1(a).

1.43.    “Controlled” means, with respect to any Intellectual Property (as defined below), the possession by a Party of the right, whether directly or indirectly, whether by ownership, license or otherwise, to grant a license, sublicense or other right to or under such Intellectual Property, as provided for in this Agreement, without violating the terms of any agreement, contract or any other arrangement with any Third Party. For the avoidance of doubt, Third Party Intellectual Property shall only be considered “Controlled” by a Party, if the Party has right to assign or grant a license, sublicense or otherwise grant rights to the other Party as provided for in this Agreement, at no additional cost (unless the other Party agrees to assume such cost) and without prior Third Party approval. The term “Control” or “Controls” used in this context will also have a correlative meaning.

1.44.    “Data” means any and all scientific, technical or test data pertaining to Licensed Product(s) (provided, that if any such scientific, technical and/or test data pertains to Licensed Product(s) and something other than Licensed Product(s), then only such scientific, technical and test data that pertains to Licensed Product(s) and not to something else) that is generated by or under the authority of NBIX or its Affiliates and contractors, or by or under the authority of BIAL or BIAL’s Affiliates and contractors (provided however that in the event that any Third Party becomes a BIAL Affiliate by merger with or by acquisition of BIAL or any of its Affiliates, any data of such Third Party in existence as of the effective date of such merger or acquisition shall not be included as Data) or by or under the authority of any Third Party licensee in respect of BIA 9-1067 and/or Licensed Products of BIAL outside the Territory, including, without limitation, research data, non-clinical data, clinical data and/or all submissions made in association with an IND or application for a Marketing Authorization filed in or outside the Territory with respect to such Licensed Product(s), in each case to the extent such data either (a) is Controlled by BIAL or its Affiliates on the Effective Date or (b) comes within a Party’s or its Affiliates’ Control during the Term (provided however that in the event that any Third Party becomes a BIAL Affiliate by merger with or by acquisition of BIAL or any of its Affiliates, any data of such Third Party in existence as of the effective date of such merger or acquisition shall not be included as Data unless BIAL Controls such Data prior to the effective date of such merger or acquisition or BIAL subsequently includes such data in regulatory filings in connection with the Licensed Product outside the Territory). Data shall not include any Manufacturing Know-How.

1.45.    “Data Update Filings” has the meaning set forth in Section 7.2(f).

1.46.    “Detail” means, with respect to a Licensed Product in the Territory, a face-to-face contact between a sales representative of NBIX (or of BIAL or its Affiliate or its contractor in the case the Parties have executed a Co-Promotion Agreement and are co-promoting) and a physician or other medical professional licensed to prescribe drugs, during which promotional, scientific and/or medical information about the Licensed Products is discussed at length with such person in either a first position detail (as defined in the Annual Commercialization Plan) or a second position detail (as defined in the Annual Commercialization Plan), in each case as measured by each Party’s internal recording of such

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activity; provided that such meeting is consistent with and in accordance with the requirements of applicable law and this Agreement and the Co-Promotion Agreement. A Detail shall not include discussions at medical congress or meetings or any other form of communication that is not face to face and shall not include a reminder call in which the Licensed Products are not discussed at length or a Licensed Product sample drop if the sole purpose of the face to face contact was a sample drop. “Detailing” shall be construed accordingly. When used as a verb, “Detail” means to engage in a Detail.

1.47.    “Development and Regulatory Plan” has the meaning set forth in Section 6.2(a).

1.48.    “Development Intellectual Property” means any inventions or discoveries (whether or not patentable) made solely by or on behalf of one Party or its Affiliates or jointly by or on behalf of both Parties or their respective Affiliates in the performance of this Agreement, but only to the extent related to BIA 9-1067 or any Licensed Product. Development Intellectual Property does not include any Manufacturing Know-How or Patents to the extent that they claim or cover the manufacture of BIA 9-1067 API.

1.49.    “Development License” has the meaning set forth in Section 2.2.

1.50.    “Development Studies” means any Nonclinical Studies, Clinical Trials, Post-Approval Commitment (PAC) (or post-marketing requirement) Studies and Phase IV Studies in respect of BIA 9-1067 or Licensed Products carried out by or on behalf of NBIX in accordance with this Agreement.

1.51.    “Difference” has the meaning set forth in Section 8.3(g).

1.52.    “Dispute” has the meaning set forth in Section 17.1(a).

1.53.    “Divestiture” has the meaning set forth in Section 2.8(b).

1.54.    “EMA” means the European Medicines Agency and its successor bodies.

1.55.    “Excluded Claim” has the meaning set forth in Section 17.1(k).

1.56.    “Exclusivity Rights” means a marketing or data exclusivity right conferred by any Agency, including rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto in Canada.

1.57.    “Executive Officer” means (a) with respect to NBIX, […***…] and (b) with respect to BIAL, an individual (i) […***…] or (ii) […***…].

1.58.    “Existing Licensees” has the meaning set forth in Section 9.2(c).

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1.59.    “Extension Party” has the meaning set forth in Section 11.4(e).

1.60.    “FDA” means the United States of America Food and Drug Administration.

1.61.    “Field” means […***…]. For certainty, Field includes the Initial Indication and any Subsequent Indications (both as defined below).

1.62.    “First Development and Regulatory Plan” has the meaning set forth in Section 6.3(a).

1.63.    “First Tentative Supply Price” has the meaning set forth in Paragraph 1.1(b)(ii) of Exhibit 4.

1.64.    “For Cause Audit” has the meaning set forth in Sections 7.6(b) and 7.6(d).

1.65.    “Force Majeure” has the meaning set forth in Section 17.3.

1.66.    “Fully Burdened Manufacturing Cost” means […***…]. Such costs shall be calculated in accordance with International Financial Reporting Standards and using BIAL’s or its Affiliates normal cost accounting and allocation methods and procedures, consistently applied historically and across all of BIAL’s and its Affiliates’ investigational medicinal products and commercial products.

1.67.    “GAAP” means US generally accepted accounting principles.

1.68.    “GCPs” or “Good Clinical Practices” means a standard for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials that provides assurance that the data and reported results are credible and accurate, and the rights, integrity, and confidentiality of the trial subjects are protected, as defined in ICH E6: Good Clinical Practice, April 1996, as amended.

1.69.    “Generic Product” means a Third Party pharmaceutical product that […***…].

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1.70.    “Global Brand Identity” means the designs and colors of Licensed Products’ trademark(s) and logos used by BIAL or its Affiliates or licensees outside the Territory and related guidance for their use and placement in promotional materials with respect to the Licensed Products.

1.71.    “GLPs” or “Good Laboratory Practices” means a quality system concerned with the organizational process and the conditions under which non-clinical health and environmental safety studies are planned, performed, monitored, recorded, archived and reported., as defined in the Organization for Economic Co-operation and Development (OECD) Principles of Good Laboratory Practice, as amended.

1.72.    “GMPs” or “Good Manufacturing Practices” means the then current Good Manufacturing Practices pursuant to the EudraLex - Volume 4 Good manufacturing practice (GMP) Guidelines, containing guidance documents for the interpretation of the principles and guidelines of good manufacturing practices for medicinal products for human use laid down in Commission Directive 2003/94/EC, as may be amended from time to time. “GMP” also includes adherence to the then-current requirements of the European Pharmacopoeia and the relevant current ICH Quality Guidelines.

1.73.    “GVPs” or “Good Pharmacovigilance Practices” means a set of guidelines for the conduct of pharmacovigilance in the EU, drawn up based on Article 108a of Directive 2001/83/EC, by the European Medicines Agency in cooperation with competent authorities in Member States and interested parties, and applying to marketing authorization holders in the EU or the Territory.

1.74.    “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.75.    “IMP” or “Investigational Medicinal Product” means […***…].

1.76.    “IND” or “Investigational New Drug Application” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.77.    “IND Filings” has the meaning set forth in Section 7.2(c).

1.78.    “Indemnification Claim Notice” has the meaning set forth in Section 16.3.

1.79.    “Indemnified Party” has the meaning set forth in Section 16.3.

1.80.    “Indemnifying Party” has the meaning set forth in Section 16.3.

1.81.    “Indemnitees” has the meaning set forth in Section 16.3.

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1.82.    “Initial BIAL Patent” means the US patent […***…] and any patent term extension thereof.

1.83.    “Initial Indication” means […***…], as filed by BIAL with the European Medicines Agency, or any indication substantially similar thereto as recommended, required or approved by an Agency.

1.84.    “Initial Product” means a capsule formulation in fully finished and final packaged consumer form ready for sale and administration, […***…]. The definition of Initial Product may also include a capsule formulation in fully finished and final packaged consumer form ready for sale and administration, containing […***…] and in fully finished and final packaged consumer form, provided that […***…].

1.85.    “Intellectual Property” means any Patents (including, without limitation, the BIAL Patents and NBIX Patents), Development Intellectual Property, copyrights, designs, database rights, trademarks (including, without limitation, the Trademarks), know-how (including, without limitation, the BIAL Know-How and the NBIX Know-How), trade secrets, proprietary information or data (including, without limitation, any regulatory filings and related data), or any application for any of the foregoing, or any other forms of comparable property rights protected by applicable law.

1.86.    “Interaction Agenda” has the meaning set forth in Section 7.2(e).

1.87.    “Joint Patent” means a Patent covering Development Intellectual Property jointly owned by the Parties.

1.88.    “JSC” has the meaning set forth in Section 5.2.

1.89.    “Kick-Off Meeting” has the meaning set forth in Section 2.6(a).

1.90.    “Knowledge of BIAL” means BIAL’s and its Affiliates’ actual understanding and knowledge in good faith as possessed by its Executive Officers.

1.91.    “Label Related Documents & Materials” has the meaning set forth in Section 7.2(a).

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1.92.    “LCIA” means the London Court of International Arbitration.

1.93.    “Licensed Products” means the Initial Product, any Subsequent Products and any Investigational Medicinal Product.

1.94.    “Losses” has the meaning set forth in Section 16.1.

1.95.    “Manufacturing Know-How” means manufacturing information, unpatented inventions, trade secrets, proprietary materials, or any other type of proprietary or confidential technical data or information, including, without limitation, methods, techniques, processes, specifications, recipes, formulae, designs, plans, drawings, data, or protocols, which are Controlled by BIAL or its Affiliates as of the Effective Date or during the Term and are either (i) reasonably necessary for the manufacture of the BIA 9-1067 API, or (ii) reasonably useful for the manufacture of BIA 9-1067 API to the extent that BIAL or its Affiliates have developed or used such know-how in connection with the BIA 9-067 API as of the Effective Date or during the Term; provided however that in the event that any Third Party becomes a BIAL Affiliate by merger with or by acquisition of BIAL or any of its Affiliates, any manufacturing know-how of such Third Party in existence as of the effective date of such merger or acquisition shall not be included in Manufacturing Know-How, unless such manufacturing know-how was Controlled by BIAL or its Affiliates prior to the effective date of such merger or acquisition, or it is used thereafter and Controlled by BIAL or its Affiliates in connection with the manufacture of the BIA 9-1067 API. For greater certainty, the Manufacturing Know-How is not included in the BIAL Know-How.

1.96.    “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to import, market and sell a pharmaceutical product (including, without limitation, as and when applicable, all drug pricing and governmental reimbursement approvals, and Approval).

1.97.    “Milestone Event” has the meaning set forth in Section 3.1(b).

1.98.    “Milestone Payments” has the meaning set forth in Section 3.1(b).

1.99.    “Minimum Detail Effort” has the meaning set forth in Section 2.10(c)(i).

1.100.    “Minimum Sales” has the meaning set forth in Section 8.3(f).

1.101.    “Minimum Supply Price” has the meaning set forth in Paragraph 1.1(a) of Exhibit 4.

1.102.    “NBIX Indemnitees” has the meaning set forth in Section 16.1.

1.103.    “NBIX Know-How” means (a) research and development or commercialization information, unpatented inventions, trade secrets, proprietary materials, or any other proprietary or confidential technical data or information, Development Intellectual Property, including without limitation, products, methods, techniques, processes, specifications, recipes, formulae, designs, plans,

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drawings, data, protocols or non-clinical and clinical studies (including, without limitation Data), which are generated by or under the authority of NBIX or its Affiliates and contractors or otherwise Controlled by NBIX during the Term (including without limitation any of the foregoing arising from any Development Studies), and are either (i) reasonably necessary for the manufacture, use, development, marketing, distribution, importation, commercialization, offer for sale or sale of BIA 9-1067 or any Licensed Product, or (ii) useful for the manufacture, development, marketing, distribution, importation, commercialization, offer for sale or sale of any Licensed Products to the extent that NBIX has developed or otherwise uses such know-how in connection with BIA 9-1067 or any Licensed Products. The term “NBIX Know-How” includes all information included in INDs/NDAs and any other regulatory filings and correspondence related to BIA 9-1067 or any Licensed Product and all Data and information submitted in support of such filings or correspondence, and information relating to marketing and commercialization, to the extent Controlled by NBIX during the Term and which relate to BIA 9-1067, the Initial Product or any other Licensed Products, and NBIX’s interest in Development Intellectual Property jointly owned by the Parties; provided however that in the event that any Third Party becomes an Affiliate of NBIX by merger with or by acquisition of NBIX or any of its Affiliates, any know-how of such Third Party in existence as of the effective date of such merger or acquisition shall not be included in NBIX Know-How so long as it is not used and was not generated in connection with the development, manufacture or commercialization of any Licensed Product.

1.104.    “NBIX License” has the meaning in Section 2.7(b).

1.105.    “NBIX Patents” means any and all Patents which are Controlled by NBIX and which: (i) claim or cover or would be practiced by using, manufacturing, developing, marketing, distributing, importing, commercializing, offering for sale or selling BIA-9-1067 or the Licensed Products; or (ii) claim or cover Development Intellectual Property Controlled by NBIX.

1.106.    “NDA” means a New Drug Application or similar application or submission for Approval of a pharmaceutical product filed with Regulatory Authority to obtain marketing approval for such product.

1.107.    “Net Sales” means the gross amounts invoiced by NBIX or its Affiliates (the “Selling Party”) on account of sales of the Licensed Products to the first Third Party in the distribution chain in the Territory, less the following deductions to the extent actually allowed and specifically allocated to the Licensed Products by the Selling Party in accordance with GAAP:

[…***…]

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[…***…].

In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of the Licensed Products between the Selling Party and its Affiliates shall be excluded from the computation of Net Sales, but the subsequent resale of such the Licensed Products to the first Third Party in distribution chain shall be included within the computation of Net Sales. Any amounts hereunder shall be determined from the books and records of the Selling Party maintained in accordance with GAAP, consistently applied to all products of the Selling Party.

Notwithstanding the foregoing, “Net Sales” shall not include any amounts invoiced for sales of Licensed Products supplied for use in clinical trials conducted by or on behalf of NBIX (including investigator initiated studies where NBIX does not charge for Licensed Product), or under any early access, named patient, indigent access, patient assistance or other programs whereby patients received free Licensed Product, or as samples or donations.

In the event that the Parties agree that NBIX commercializes a Combination Product, the Parties will, in connection with the negotiation under Section 2.9, determine a reasonable allocation of Net Sales to BIA 9-1067 and the other active pharmaceutical ingredient(s) therein.

1.108.    “Net Sales Estimation” has the meaning set forth in Section 8.3(e).

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1.109.    “Net Sales Volume” means, for each applicable period, […***…].

1.110.    “Net Selling Price” means, for each applicable period, […***…].

1.111.    “Nonclinical Study” means any study of a product or active pharmaceutical ingredient which is not conducted in humans and which may be conducted in animals (in vivo) or in a test tube (in vitro).

1.112.    “Non-Extension Party” has the meaning set forth in Section 11.4(e).

1.113.    “Opposition Contest” has the meaning set forth in Section 11.2.

1.114.    “Outside Territory KOL” means healthcare providers outside of the Territory that have administered a Licensed Product in clinical trials, have published academic articles relating to a Product, or are otherwise regarded by BIAL, its Affiliates and licensees or NBIX, as the case may be, as a key opinion leader (“KOL”) for a Licensed Product or products in the same therapeutic class outside of the Territory.

1.115.    “Patent” means any and all patents, patent applications and patents issued from such patent applications, including, without limitation, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and foreign equivalents thereof.

1.116.    “Phase I Clinical Trial” means a clinical trial in humans the principal purpose of which is determining safety and/or metabolism, and/or pharmacokinetic properties and/or clinical pharmacology of such product, as described in 21 C.F.R. § 312.21(a), as amended from time to time.

1.117.    “Phase II Clinical Trial” means a clinical trial in humans of a product for an indication, the principal purpose of which is a determination of safety and efficacy for such indication in the target patient population over a range of doses and/or to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, as described in 21 C.F.R. § 312.21(b), as amended from time to time.

1.118.    “Phase III Clinical Trial” means a clinical trial in humans of a product for an indication on a sufficient number of subjects that is prospectively designed to statistically demonstrate that the product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed, and to support regulatory approval of the product for such indication or label expansion of the product, as described in 21 C.F.R. § 312.21(c), as amended from time to time.

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1.119.    “Phase IV Studies” means both post-marketing and pharmacoeconomic studies that are initiated by NBIX after Approval and are not requested, mandated or required by an Agency to support or maintain an Approval. Phase IV Studies does not include investigator initiated studies or Post-Approval Commitment Studies in the Territory.

1.120.    “Post-Approval Commitment Studies” means any study or data collection effort in respect of the Licensed Products which is requested, mandated or required by an Agency following an Approval for the Licensed Products in the Territory.

1.121.    “Process Modification Costs” has the meaning set forth in Section 12.2(d).

1.122.    “Product Specifications” means the specifications for the Initial Product, as such specifications shall be defined in the Quality Agreement , as may be amended or modified by BIAL from time to time in accordance with the terms of the Quality Agreement.

1.123.    “Publishing Party” has the meaning set forth in Section 9.3(b).

1.124.    “Quality Agreement” means a quality agreement between the Parties relating to the IMP and/or the Licensed Products.

1.125.    “Recall Costs” has the meaning set forth in Section 7.8(b).

1.126.    “Reconciliation Payment” has the meaning set forth in paragraph 1.2(a) of Exhibit 4.

1.127.    “Regulatory Authority” means any governmental and/or regulatory authority involved in granting approvals for the marketing, reimbursement and/or pricing of a pharmaceutical product including, without limitation, as and when applicable, the EMA in the European Union, and an Agency in the Territory.

1.128.    “Representatives” has the meaning set forth in Section 13.3(a).

1.129.    “Re-Manufacturing” has the meaning set forth in Section 7.9.

1.130.    “Right to Object”, with respect to a Development and Regulatory Plan, has the meaning set forth in Section 6.3(h), and with respect to any Label Related Documents & Materials, has the meaning set forth in Section 7.2(b).

1.131.    “SDEA” or “Safety Data Exchange Agreement” has the meaning set forth in Section 7.5(a).

1.132.    “Subsequent Indication” means any indication within the Field other than the Initial Indication.

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1.133.    “Subsequent Product” means: (a) […***…]; and (b) any Combination Product.

1.134.    “Subsequent Product Development” has the meaning set forth in Section 2.9(a).

1.135.    “Subsequent Tentative Supply Price” has the meaning set forth in paragraph 1.1(b)(ii) of Exhibit 4.

1.136.     “Supply Agreement” has the meaning set forth in Section 4.1(b).

1.137.    “Supply Price” means the supply price for the Initial Product as set forth in Paragraph 1.1(a) of Exhibit 4.

1.138.    “Supply Price Report” has the meaning set forth in paragraph 1.2(a) of Exhibit 4.

1.139.    “Supply Related Filings” has the meaning set forth in Section 7.2(f).

1.140.    “Tentative Supply Price” has the meaning set forth in paragraph 1.1(b)(ii) of Exhibit 4.

1.141.     “Term” has the meaning set forth in Section 15.1(a).

1.142.    “Termination Event” has the meaning set forth in Section 15.2.

1.143.    “Territory” means the United States of America (“US”) and Canada.

1.144.    “Territory KOL” means healthcare providers in the Territory that have administered a Licensed Product in clinical trials, have published academic articles relating to a Licensed Product, or are otherwise regarded by BIAL, its Affiliates and licensees or NBIX, as the case may be, as a key opinion leader for a Licensed Product or products in the same therapeutic class in the Territory.

1.145.    “Third Party” means any person or entity who or which is neither a Party nor an Affiliate of a Party.

1.146.    “Third Party License” has the meaning set forth in Section 12.2(c).

1.147.    “Trademark” means the US and Canadian trademarks or trademark applications Controlled by BIAL and listed in Exhibit 2.3, for use in conjunction with the Licensed Products within the Field and Territory, or any trademark that is selected by the Parties pursuant to the terms of Section 2.3(c). For the avoidance of doubt, the term “Trademarks” does not encompass the INN Opicapone, the BIAL Logo or any marks, brand names and/or other indicators of source not specifically listed in Exhibit 2.3.

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1.148.    “Transfer Plan” has the meaning set forth in Section 2.6(b).

1.149.    “Unit” means each single tablet, capsule or other pharmaceutical finished form of the Licensed Products as specifically applied to each dosage strength.

1.150.    “US” means the United States of America, including its territories and possessions.

1.151.    Interpretation. In this Agreement (except where the context otherwise requires):

(a)    any reference to a Recital, Section or Exhibit is a reference to the relevant recital, section or exhibit of or to this Agreement, and the Exhibits and Recitals form part of this Agreement;

(b)    the table of contents and section headings are included for convenience only and shall not affect the interpretation of this Agreement;

(c)    use of the singular includes the plural and vice versa;

(d)    use of any gender includes the other genders;

(e)    any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, governmental agencies and departments, states, foundations and trusts (in each case whether or not having separate legal personality);

(f)    any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term;

(g)    the words “include”, “includes”, “including” and “such as” and “in particular” are to be construed as if they were immediately followed by the words “without limitation”; and

(h)    references to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has modified or re-enacted (whether with or without modification) and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

ARTICLE 2

GRANT OF RIGHTS

2.1    Sole Commercialization License: BIAL grants to NBIX during the Term a sole and non-sublicensable license under the BIAL Patents and BIAL Know-How and BIAL’s interest in the jointly owned Development Intellectual Property and Joint Patents to use, market, distribute, import, commercialize, offer for sale and sell the Licensed Products under the Trademark within the Field and

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Territory. The “sole” license means that, save that BIAL retains the right to co-promote as set forth in Section 2.10 below and subject to Section 2.1(g)(ii), NBIX has the exclusive (even as to BIAL) license under the BIAL Patents and BIAL Know-How and BIAL’s interest in the jointly owned Development Intellectual Property and Joint Patents to use, market, distribute, import, commercialize, offer for sale and sell the Licensed Products under the Trademark within the Field and Territory.

(a)    BIAL reserves to itself all rights not expressly granted to NBIX under this Agreement, including all rights under the BIAL Know-How and BIAL’s interest in Development Intellectual Property and in Joint Patents for all uses outside of the Territory.

(b)    NBIX agrees not to directly or indirectly export, develop, manufacture, use, quality control, package, register, market (except as expressly set forth in Exhibit 2.1(g)(i)), distribute, commercialize, offer for sale or sell BIA 9-1067 in any form or formulation and/or any Licensed Products and/or use the Trademarks outside the Territory. NBIX shall promptly notify BIAL if it has reason to believe that any Licensed Product has been or will be exported from the Territory. Other than in accordance with this Agreement and the Supply Agreement, BIAL agrees not to directly or indirectly license any Third Party licensees or distributors to export, develop, manufacture, use, quality control, package, register, market, distribute, commercialize, offer for sale or sell BIA 9-1067 in any form or formulation and/or any Licensed Products and/or use the Trademarks in the Territory. BIAL shall promptly notify NBIX if it has reason to believe that any Licensed Product (other than Licensed Product supplied to NBIX) has been or will be exported into the Territory. Upon either Party notification to the other pursuant to this Section 2.1(b), the Parties shall in good faith discuss any possible actions to be undertaken by any or both Parties, provided that neither Party shall be under an obligation to agree on any such actions.

(c)    NBIX shall not have any right or license under the BIAL Patents, BIAL Know-How, BIAL’s interest in any Development Intellectual Property and in Joint Patents, Trademarks or Manufacturing Know-How to manufacture or have manufactured Licensed Products, except as separately agreed by the Parties in writing.

(d)    NBIX shall not have any right to develop or have developed Subsequent Products unless separately agreed by the Parties in writing.

(e)     Subject to Sections 2.3 and 2.4, the primary and secondary packaging of the Licensed Product shall bear the Trademark and BIAL’s trade dress and logo and, to the extent permitted by applicable laws and regulations in the Territory, shall contain with legible letters of reasonable size the words “under license from [BIAL Logo]” unless BIAL determines in its sole discretion that such reference shall be “under license from BIAL”.

(f)    Subject to Section 2.4, the promotional materials and documents that are used by NBIX in connection with the development, marketing, distribution, importation, commercialization, offer for

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sale and sale of the Licensed Products shall, to the extent allowed under the laws and regulations in the Territory, contain with legible letters of reasonable size the words “under license from [BIAL Logo]” or, as determined by BIAL in its sole discretion, “under license from BIAL”.

(g)    The Parties agree that (i) NBIX shall have certain rights to engage in marketing-related activities with respect to Licensed Products in cooperation with BIAL outside the Territory, for the purpose of promotion of Licensed Products by NBIX and its Affiliates in the Field in the Territory, and (ii) BIAL shall have certain rights to engage in marketing-related activities with respect to Licensed Products in cooperation with NBIX in the Territory, for the purpose of promotion of Licensed Products by BIAL and its Affiliates and licensees outside the Territory and to prepare a Co-Promotion Plan in accordance with Section 2.10(b), in each case, strictly in accordance with Exhibit 2.1(g). For clarification, nothing herein or in Exhibit 2.1(g) shall give NBIX any license or other right to develop, use, sell, offer for sale, and import Licensed Products outside the Territory.

(h)     For greater certainty, NBIX shall not have any right, license or authorization, during or after the Term, to practice or otherwise use (directly or via any Affiliates or Third Parties) any BIAL Know-How, BIAL Patents, Joint Patents, BIAL Development Intellectual Property or Trademark outside of the Territory until the end of the term of the confidentiality obligation hereunder and further provided that NBIX can obtain such BIAL Know-How and BIAL Development Intellectual Property from a Third Party publicly available source.

2.2    Non-Exclusive Development License: BIAL grants to NBIX during the Term a non-exclusive and non-sublicensable license under the BIAL Patents, BIAL Know-How and BIAL’s interest in jointly owned Development Intellectual Property and Joint Patents to develop Licensed Products within the Field and Territory (the “Development License”).

(a)     The development of Licensed Products under the Development License includes all activities necessary or useful for regulatory and commercialization purposes within the Field and Territory. All development of Licensed Products under the Development License shall in all cases be subject to the prior approval of the JSC in accordance with Article 5 and all development of Subsequent Products shall be subject to the prior written approval of BIAL in accordance with Section 2.9.

(b)     BIAL retains the right, in accordance with this Section 2.2(b), to, directly or via its Affiliates or Third Party contractors, carry out any development activities with respect to Licensed Products and/or the BIA 9-1067 API in the Territory. BIAL shall provide not less than […***…] days advance notification to NBIX before seeking to commence any Clinical Trial of any Licensed Product in the Territory and shall consult with NBIX as to the scope (i.e. intended number of patients to be recruited), Clinical Trial design, and location of such Clinical Trial and shall consider NBIX’s comments and suggestions in good faith. BIAL shall not conduct any Clinical Trial with respect to any Licensed Product in the Territory in the event that NBIX objects to such Clinical Trial and it is able to

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reasonably demonstrate in writing that conducting such Clinical Trial could adversely affect NBIX’s development and/or commercialization of any Licensed Product in the Territory.

2.3     Trademark License: BIAL grants NBIX during the Term a sole, non-sublicensable, royalty-free license to use the Trademark solely in connection with the promotion, marketing, distribution and sale of the Licensed Products in the Field in the Territory. The “sole” license means that, save that BIAL retains the right to co-promote as set forth in Section 2.10 and subject to Section 2.1(g), NBIX has the exclusive rights even as to BIAL.

(a)    BIAL or its Affiliate shall own all right, title and interest in the Trademark and the goodwill associated therewith. BIAL shall be solely responsible for registering and maintaining such Trademark and shall not abandon such Trademark or license others to use such Trademark in the Territory without the prior written consent of NBIX. If reasonably requested by BIAL, NBIX shall assist and cooperate with BIAL in the selection, registration and maintenance of the Trademark in the Territory, at BIAL’s expense.

(b)    Any marketing, promotion, sale or distribution of Licensed Products by or on behalf of NBIX under the license set forth in Section 2.1, shall take place exclusively under the Trademark.

(c)    The Trademark shall be the same selected by BIAL and approved by the EMA (i.e. Ongentys®); provided that (i) in the event that such Trademark is not accepted by the relevant Agency in the Territory or (ii) NBIX can demonstrate to BIAL in writing via properly documented market research that such Trademark is not appropriate for the Licensed Products in the Territory, the Parties shall discuss and mutually select other trademark or trademarks from those listed Exhibit 2.3.

(d)    In the event that (i) such other Trademark or Trademarks listed Exhibit 2.3 is/are not accepted by the Agency or (ii) NBIX can demonstrate to BIAL in writing via properly documented market research that such Trademark or Trademarks is/are not appropriate for the Licensed Products in the Territory, the Parties shall discuss and mutually agree upon trademarks (“Alternative Trademarks”) other than the Trademarks. In the event that any of the Alternative Trademarks are not already registered or applied for by BIAL, then NBIX shall, with the prior written consent of BIAL, apply for such trademarks (if not already registered or applied for by NBIX), and NBIX shall propose one or more of the Alternative Trademarks to the FDA for approval and in the event that the FDA approves an Alternative Trademark, NBIX shall within […***…] days after such FDA approval, assign the approved Alternative Trademark or Alternative Trademark application and all right, title and interest in and to, including the goodwill associated thereto, such Alternative Trademark to BIAL or its Affiliate at no cost to BIAL and thereafter such Alternative Trademark shall be deemed a Trademark such that it shall be automatically added to Exhibit 2.3, pursuant to this Section 2.3(c), and all other Trademarks or Trademark applications listed in Exhibit 2.3 will be considered automatically excluded from Exhibit 2.3 and from the Trademark license granted hereunder.

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(e)    NBIX shall not file or obtain any trademark application or registration, or Internet domain name registration, comprised of, containing or confusingly similar with, any Trademarks, Alternative Trademarks, trademarks used for the Licensed Products outside the Territory, or the INN Opicapone, or any variations thereof, without BIAL’s express written permission.

(f)    BIAL reserves to itself all rights in and to the Trademarks outside of the Territory; provided, however, NBIX shall have the right to use the Trademark as expressly provided in Section 2.1(g).

2.4    BIAL Logo License:

(a)    BIAL grants NBIX a non-exclusive license during the Term to use the BIAL Logo on all packaging materials, promotional materials and documents that are used by NBIX either directly on its own and/or through its contractors in connection with the marketing, distribution, importation, commercialization, offer for sale and sale of the Licensed Products. NBIX shall use the BIAL Logo on all such materials on which it also uses the NBIX logo to the extent permitted by the relevant Agency.

(b)    If BIAL modifies or otherwise changes the BIAL Logo then:

(i)    BIAL shall pay for all official fees associated with varying or amending any Approvals in respect of such change of the BIAL Logo;

(ii)    NBIX shall have the right to continue to use its stocks of packaging materials, promotional materials and documents with the previous BIAL Logo that existed at the time of such change or are on order at that date until such stocks are exhausted, unless BIAL pays NBIX for the costs of replacement materials bearing the new BIAL Logo.

2.5    Contracting:

NBIX shall have the right to contract with Third Parties in the Territory to perform its development and commercialization (i.e. marketing services, such as market research, development of marketing materials, or pricing research, but not services such as Detailing) responsibilities under this Agreement in accordance with the terms of this Agreement; provided: (i) that NBIX markets, imports, distributes, commercializes, offers for sale and sells the Licensed Products at all times in its own name, (ii) that NBIX enters into a written agreement with such Third Parties, which imposes obligations on such Third Parties substantially similar to those imposed on NBIX under this Agreement (as appropriate to the particular arrangements with the Third Party), (iii) that, unless otherwise requested by BIAL pursuant to Section 15.5(i)(A) or agreed between the Parties or required by applicable law, an institutional review board or a drug safety monitoring board, or a clinical trial site, despite the use of Commercially Reasonable Efforts by NBIX, all contracts relating to Licensed Products shall terminate automatically on early termination of this Agreement, (iv) that any such contracts contain confidentiality provisions consistent with this Agreement, (v) that NBIX obtains an assignment from such Third Parties

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of any Development Intellectual Property made by such Third Parties under such agreement and (vi) that NBIX remains, at all times, solely responsible and liable to BIAL for all of such Third Parties’ activities and for any failure by such Third Parties to comply with the terms of this Agreement.

2.6    Delivery of BIAL Know-How:

(a)    Kick-Off Meeting: Promptly following the Effective Date but in no event later than […***…] Business Days following the Effective Date, the Parties shall hold a face to face meeting at BIAL’s head-office, at a mutually agreed appropriate time (“Kick-Off Meeting”), in order to discuss and agree the transfer of the existing BIAL Know-How necessary for the development, promotion, marketing and sale of the Licensed Products in the Territory, including the transfer to NBIX in accordance with Section 2.6(b). The Alliance Managers shall be responsible for co-ordinating and setting up the meeting. The agenda for the meeting shall be mutually agreed by both Parties.

(b)    Technology Transfer: Promptly following the Effective Date, BIAL shall commence the transfer to NBIX of all BIAL Know-How pursuant to the technology transfer plan set forth in Exhibit 2.6(b) (the “Transfer Plan”). BIAL shall complete the transfer described in the Transfer Plan within […***…] days after the Kick-Off Meeting. If such transfer is not completed by the end of such […***…]-day period, then all development and commercialization timelines set forth in this Agreement will be extended by the number of days by which the completion of the technology transfer is delayed. Each Party shall bear its own expenses in conducting such technology transfer.

(c)     IND Ownership of BIA 9-1067 IND: Within […***…] Business Days after the Effective Date, BIAL shall submit to the FDA the application requesting the transfer of the BIA 9-1067 IND to NBIX. BIAL shall transfer all right, title and interest in the BIA 9-1067 IND to NBIX, subject to the reservation set forth in Section 2.6(c)(ii), for the Term of this Agreement. NBIX shall promptly notify the FDA in writing that the BIA 9-1067 IND has been transferred to NBIX and that NBIX accepts all rights and responsibilities thereunder.

(i)    Subject to the exclusive licenses granted to NBIX herein, BIAL retains all right, title and interest in all BIAL Know-How submitted in support of the BIA 9-1067 IND, including but not limited to, all safety and effectiveness data, provided that NBIX has the right to rely upon and utilize such BIAL Know-How during the Term to support any future regulatory applications or submissions to the FDA, Health Canada, or any other relevant regulatory bodies in the Territory related to the Licensed Products and to the extent consistent with the terms of this Agreement.

(ii)     BIAL reserves the right to use and refer to the BIA 9-1067 IND and BIAL Know-How submitted in support of the BIA 9-1067 IND, including but not limited to, all safety and effectiveness data for (A) any purpose outside the Territory, including without limitation for any development and regulatory activities, and (B) in accordance with the provisions of Section

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2.2(b) and Article 6, for the sole purpose of conducting permitted development activities within the Territory.

(iii) Upon the expiration or termination of this Agreement, all right, title, and interest in the BIA 9-1067 IND shall be assigned back to BIAL in accordance with Section 15.5(c).

(d)    BIAL Know-How and BIAL Development Intellectual Property during the Term: BIAL shall, as soon as reasonably practicable, and in any event on a Calendar Year basis or as reasonably requested by NBIX, provide NBIX, in the form agreed upon by the Parties, with any BIAL Know-How (including without limitation, BIAL Development Intellectual Property) that comes under BIAL’s Control after the Effective Date and during the Term.

(e)    All BIAL Know-How (including without limitation BIAL Development Intellectual Property) disclosed to NBIX under Sections 2.6(a), 2.6(b) and 2.6(c) above, is subject to the terms and conditions of this Agreement, including without limitation, the confidentiality provisions of Article 13 and Section 9.4(a).

2.7    NBIX License to BIAL under NBIX Patents, NBIX Development Intellectual Property, Joint Patents and NBIX Know-How:

(a)    NBIX shall, as soon as reasonably practicable, and in any event on a Calendar Year basis or as reasonably requested by BIAL, provide BIAL, in the form agreed upon by the Parties, with any NBIX Know-How and any NBIX Development Intellectual Property created during the Term.

(b)    NBIX grants to BIAL a royalty-free, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses to BIAL’s Affiliates and Third Party licensees through multiple tiers of sublicensees, in any country outside the Territory, under NBIX Patents, NBIX’s interest in Joint Patents, NBIX’s Development Intellectual Property and NBIX Know-How (including Data) to develop, use, manufacture, package, make, have made, import, register, distribute, market, offer for sale, commercialize and sell products that contain or comprise BIA 9-1067, alone or in combination with other active pharmaceutical ingredient(s), in any form or formulation, and/or use processes to manufacture such products, in each case outside the Territory (“NBIX License”); provided however that, under the NBIX License, BIAL shall also have a royalty-free, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses to BIAL’s Affiliates and Third Party licensees through multiple tiers of sublicensees, in any country outside the Territory, under NBIX Patents, NBIX’s interest in Joint Patents, NBIX’s Development Intellectual Property and NBIX Know-How (including Data) to manufacture, have manufactured, package, have packaged, make, have made, import and/or have imported products that contain or comprise BIA 9-1067, alone or in combination with other active pharmaceutical ingredient(s), in any form or formulation, and/or use processes to manufacture such products in the Territory. For the avoidance of doubt, notwithstanding that the NBIX License under this Section 2.7(b) is non-exclusive, NBIX shall not, without the prior written consent of BIAL (which, for

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the avoidance of doubt, BIAL may withhold at its discretion), have any license, right or any authorization to practice or otherwise use (directly or via any Affiliates or Third Parties) NBIX Patents, NBIX’s interest in Joint Patents, NBIX Development Intellectual Property and NBIX Know-How (including Data) for any purpose whatsoever outside the Territory during the Term and thereafter for the period that BIAL Controls outside the Territory any Blocking BIAL IP.

(c)    After the Term and thereafter the period that BIAL Controls outside the Territory any Blocking BIAL IP, the NBIX License under Section 2.7(b) shall continue as a royalty-free, irrevocable and non-exclusive license, provided, however, that in the event that BIAL is interested to negotiate an exclusive license under NBIX Patents, NBIX’s interest in Joint Patents, NBIX Development Intellectual Property and NBIX Know-How (including Data), then the Parties shall negotiate in good faith the terms of a license, including consideration payable by BIAL for such exclusivity.

(d)    NBIX shall use Commercially Reasonable Efforts to ensure that NBIX retains all right, title and interest in and to any of NBIX Know-How, NBIX Patents and NBIX Development Intellectual Property. If NBIX is unable to retain all right, title and interest in and to any NBIX Know-How, NBIX Patents and NBIX Development Intellectual Property, NBIX shall use Commercially Reasonable Efforts to obtain an exclusive, worldwide license under such NBIX Know-How, NBIX Patents and NBIX Development Intellectual Property, to import, develop, manufacture, quality control, package, use, market, distribute, commercialize, offer for sale and sell products that contain or comprise BIA 9-1067, alone or in combination with other active pharmaceutical ingredient(s), in any form or formulation, and/or use processes to manufacture such products, in each case outside the Territory, with the right to grant BIAL a sublicense consistent with the terms in Sections 2.7(b) and 2.7(c).

2.8    Non-Compete Undertaking:

(a)    During the Term of this Agreement, NBIX and its Affiliates shall not directly or indirectly, use, develop, market, distribute, import, commercialize, promote, offer for sale or sell any Competing Product within the Field and Territory.

(b)    In the event that a Third Party becomes an Affiliate of NBIX after the Effective Date through merger, acquisition, consolidation or other similar transaction (other than a Change of Control of NBIX), and such Third Party, as of the closing date of such transaction, is conducting any activities with respect to a Competing Product that would cause NBIX to breach Section 2.8(a), then NBIX and its new Affiliate or Affiliates shall have […***…] from the closing date of such transaction to complete the Divestiture of such Competing Product. The conduct of activities with respect to such Competing Product by NBIX and any applicable Affiliate during such […***…] period shall not deemed a breach of this Section 2.8, provided that such new Affiliate conduct such activities with respect to such Competing Product during such […***…] period independent from the activities under this Agreement and does not use any BIAL Confidential Information, BIAL Patents, Development Intellectual Property or any BIAL Know-How in the conduct of such activities.

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“Divestiture”, as used in this Section 2.8(b), means the sale or transfer of rights to the Competing Product to a Third Party without retaining any decision-making related to or Control of such Competing Product.

2.9    Subsequent Product(s):

(a)     If NBIX is interested in developing any Subsequent Product in the Territory by conducting Nonclinical Studies, Phase I or Phase II Clinical Studies (such research or development to be referred to as “Subsequent Product Development”), then, subject to NBIX (i) demonstrating to BIAL with written evidence that […***…], and (ii) providing BIAL with […***…], then the Parties may agree in their absolute discretion that such Subsequent Product may be developed. In such event, the Parties shall discuss whether any amendments to the SDEA, the Supply Agreement and the Quality Agreement are necessary.

(b)    If, after reaching an agreement on the matters identified in Section 2.9(a) and completing Subsequent Product Development, NBIX is interested in developing and commercializing in the Territory any Subsequent Product by conducting Phase III Clinical Trial(s), then subject to NBIX (i) demonstrating to BIAL with written evidence that […***…], and (ii) providing BIAL with […***…], then the Parties may agree in their absolute discretion that such Subsequent Product may be developed. In such event:

(A)    the Parties shall negotiate in good faith to determine whether NBIX or BIAL will supply such Subsequent Product and either (A) a supply price and minimum supply price for the supply, from BIAL or its Affiliate or designee to NBIX, of the Subsequent Product and/or IMP to be used for Development Studies; or (B) the amount to be paid to BIAL in respect of each Unit of Subsequent Product and/or the IMP to be used for Development Studies manufactured by or on behalf of NBIX and the mechanism for such payment; and

(B)    the Parties shall enter into appropriate amendments to this Agreement, the SDEA, the Supply Agreement and the Quality Agreement.

(c)    In the event that the Parties fail to reach an agreement with respect to the matters identified in Sections 2.9(a) and 2.9(b) and other terms and conditions thereof within the period of […***…]

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[…***…] after NBIX’s notification to BIAL pursuant to Section 2.9(a), then NBIX shall not have any rights (including, without limitation, the right to develop, manufacture, register or commercialize) with respect to such Subsequent Product, and for clarity BIAL shall have no such rights in the Territory during the Term either.

2.10    Co-Promotion:

(a)     Option. Starting the earlier of (i) […***…] to a period of […***…] thereafter after or (ii) during the period […***…], BIAL shall have the right to, directly or via an Affiliate or contractor (subject to the terms of 2.10(c) below), and in common and coordinated with NBIX, to initiate co-promotion of the Licensed Products in the US (the “Co-Promotion Option”). For purposes of this Section 2.10, “co-promote” or “co-promotion” means the Detailing of such Licensed Product by BIAL or its Affiliates or contractors under the then-current Approval and the Trademark, and shall not mean the sale or distribution of such Licensed Product by BIAL or its Affiliates or contractors other than in accordance with this Agreement. For the avoidance of doubt, NBIX shall continue to book all sales in the Territory.

(b)     Notice. BIAL may exercise the Co-Promotion Option by providing NBIX with […***…] advance written notice and a plan (the “Co-Promotion Plan”) with respect to its intended promotional efforts, including but not limited to, the number of representatives and their geographical alignment, estimated number of Details (which shall not in any event exceed […***…]) of the Detailing effort then being made by NBIX), compensation structure and sales force hiring plans and a reasonable sales projection. Following delivery of such notice and Co-Promotion Plan, the Parties shall negotiate a Co-Promotion Agreement (as defined below) reasonably and in good faith and with such diligence as is required to execute and deliver the Co-Promotion Agreement by […***…]. If the Parties cannot agree the terms of the Co-Promotion Agreement within such […***…] period then the terms shall be determined in accordance with the Final Position Arbitration Procedure set out in Exhibit 2.10.

(c)     Terms of Co-Promotion Agreement.    The terms and conditions of a co-promotion arrangement shall be set forth in a co-promotion agreement (the “Co-Promotion Agreement”) to be entered into between the Parties as set forth in this Section 2.10(c).

(i)    Subject to the provisions of Sections 2.10(d) to 2.10(i), the Parties shall negotiate and agree (A) the minimum number of Details (not to exceed […***…]) and the prioritization of such Details to be provided by BIAL based on BIAL’s, its Affiliates’ or contract sales force capabilities, and (B) the minimum number of Details and the prioritization of such Details to be provided by

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NBIX taking into account the then-current commercial requirements for the Licensed Products (“Minimum Detail Effort”) .

(ii)     BIAL shall have the right to use a contract sales force (“CSO”) at the time it initiates its Co-Promotion Option, provided that BIAL provides NBIX, with a detailed written plan to convert the relevant CSO employees to BIAL employees within […***…].

(iii)     Except as specifically provided in the Co-Promotion Agreement, BIAL shall have exclusive responsibility for all costs and expenses of its CSO and/or its employees (collectively, “BIAL Representatives”), including all training (other than internal NBIX training costs), compensation, salaries, benefits and expenses, which shall include but not be limited to, sales infrastructure and support costs (such costs referred to as “BIAL Representatives Costs”).

(iv)    For so long as Licensed Product(s) are the only product(s) being promoted by BIAL Representatives, the BIAL Representatives Costs shall be paid […***…]. In the event the BIAL Representatives are promoting products other than the Licensed Products, the foregoing reimbursement mechanism shall be adjusted commensurately using the following guidelines:

(A)

If BIAL Representatives are promoting […***…], then the product in the first Detail position shall be responsible for […***…]) of the BIAL Representatives Costs and the product in the second Detail position shall be responsible for […***…]) of the BIAL Representatives Costs; and

(B)

If BIAL Representatives are promoting […***…], then the product in the first Detail position shall be responsible for […***…]) of the BIAL Representatives Costs, the product in the second Detail position shall be responsible for […***…]) of the BIAL Representatives Costs, and the product in the third Detail Position shall be responsible for […***…]) of the BIAL Representatives Costs.

(v)    The Co-Promotion Plan shall be reviewed and agreed on an annual basis as part of the Annual Commercialization Plan and the Parties shall agree the Minimum Detail Effort that each Party shall make to target prescribers during each Calendar Year. The Parties shall also agree the maximum number of Details that BIAL may perform in any given Calendar Year. Either Party shall have the right to terminate the Co-Promotion Agreement if […***…], or, in the event BIAL uses a CSO, if BIAL has not

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converted the CSO to BIAL employees after […***…] of initiating the Detailing the Licensed Products under the Co-Promotion Agreement.

(vi)    The Co-Promotion Agreement shall include such provisions as are usual and customary in co-promotion agreements in the Territory, including provisions related to sales force training and qualifications, incentive compensation, sales reporting system and data access, sales territory alignment, compliance with applicable laws, Detail allocation and Minimum Detail Effort requirements.

(vii)    The Parties shall establish a co-promotion steering committee (the “Co-Promotion Steering Committee”) with equal management representation from both Parties who shall be directly involved in the co-promotion. The Co-Promotion Steering Committee shall jointly oversee the strategy and tactics for the marketing and sale of the Licensed Products on an annual basis and provide an Annual Commercialization Plan to the JSC for review and approval. The Co-Promotion Steering Committee shall report to the JSC and any disputes shall be resolved at the JSC; provided however, that if the JSC is unable to resolve the dispute, then NBIX shall have final decision-making authority to the extent it does not cause BIAL to incur additional costs or liabilities.

(d)     Upon entry into the Co-Promotion Agreement and subject to performing the agreed Minimum Detail Effort and implementing the agreed Annual Commercialization Plan and associated promotional budget, the obligations under Sections 8.3(f), 8.3(g) and 8.3(h) shall not apply.

2.11.    Change of Control Notice: Within […***…] after a Change of Control of NBIX, NBIX shall forthwith give notice in writing (a “Change of Control Notice”) to BIAL. A Change of Control Notice shall inform BIAL of the Change of Control and provide details of the person or entity which has obtained control of NBIX. A failure to provide such a Change of Control Notice shall be considered to be an uncurable material breach of this Agreement allowing BIAL to terminate this Agreement in accordance with Section 15.2(a).

ARTICLE 3

PAYMENTS

3.1    License Fees and Milestone Payments: NBIX shall make the following payments to BIAL:

(a)    License Fee: Within […***…] Business Days after the Effective Date, NBIX shall pay to BIAL Thirty Million United States Dollars (US$30,000,000), as a licensing fee. This license fee is not refundable under any circumstances and is not creditable against any payments due by NBIX under this Agreement or any other agreements between the Parties.

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(b)    Milestone Payments: NBIX shall make the following one-time milestone payments (the “Milestone Payments”) to BIAL upon the first occurrence of each of the milestone events specified below (each, a “Milestone Event”):

	Milestone Event	Milestone Payment (in US Dollars)
(i)	Upon confirmation from the FDA that [...***...] is not required to be completed prior to [...***...] for the [...***...] in the [...***...]:	$[...***...]

(ii)	Upon acceptance by the FDA of the [...***...] for the [...***...] in the [...***...]:
	(a) In the event that [...***...] is not required to be completed prior to [...***...] for the [...***...] in the [...***...]:	$[...***...]
Or
	(ß) In the event that [...***...] is required to be completed prior to [...***...] for the [...***...] in the [...***...]:	$[...***...]

(iii)	Grant of [...***...] by the FDA for the [...***...] in the [...***...]:	US$[...***...]

(iv)	Upon the first occurrence of Net Sales in the Territory equal to or greater than [...***...] US Dollars (US$[...***...]) in any Calendar Year:	US$[...***...]

(v)	Upon the first occurrence of Net Sales in the Territory equal to or greater than [...***...] US Dollars (US$[...***...]) in any Calendar Year:	US$[...***...]

(vi)	Upon the first occurrence of Net Sales in the Territory equal to or greater than [...***...]	US$[...***...]

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[...***...] US Dollars (US$[...***...]) in any Calendar Year:

(c)    NBIX shall report in writing the occurrence of each of Milestone Events (i), (ii) and (iii) to BIAL within […***…] of the date on which the Milestone Event has occurred, and shall pay the corresponding Milestone Payment within […***…] after the occurrence of the applicable Milestone Event. NBIX shall report in writing the occurrence of each of Milestone Events (iv), (v) and (vi), and shall pay the corresponding Milestone Payment, within […***…] the Milestone Event occurs. If two or more of the milestones set forth in Sections 3.1(b)(iv), (v) or (vi) occur in the same Calendar Quarter, then all applicable milestones shall be payable following such Calendar Quarter. The Milestone Payments are not refundable under any circumstances and are not creditable against any payments due by NBIX under this Agreement or any other agreements between the Parties.

3.2    Tax Matters:

(a)     The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of payments made by NBIX to BIAL under Section 3.1, namely in accordance with the treaty between Portugal and the US to avoid double taxation.

(b)    BIAL will pay and otherwise be responsible for all value added taxes and transfer taxes and/or taxes of equivalent effect in connection with any payment made to BIAL pursuant to this Agreement or the Supply Agreement, for all applicable sales, goods and services. For the avoidance of doubt, customs and import duties and levies and/or taxes of equivalent effect arising out or in connection with the supply of the Licensed Products or IMP by or on behalf of BIAL to NBIX shall be borne and paid in full by NBIX.

(c)    Except as set forth in Section 3.2(b) above, any income or other tax that one Party hereunder is required to withhold and pay on behalf of the other Party hereunder with respect to amounts payable under this Agreement shall be deducted from said amounts prior to payment to the other Party; provided, however, that in regard to any tax so deducted, the Party making the withholding shall give or cause to be given to the other Party all assistance reasonably necessary to enable that other Party to claim exemption therefrom or credit therefor, and in each case shall promptly furnish the Party on whose behalf amounts were withheld, proper evidence of the taxes paid on its behalf and execute and provide such Party with any documents reasonably necessary in connection therewith. Each Party shall comply with reasonable requests of the other Party to take any proper actions that may minimize any withholding obligation. BIAL shall provide to NBIX a properly completed and executed Form W8-BEN prior to any payment made to BIAL and annually thereafter.

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3.3    Interest: If NBIX fails to make payment within any of the above stated timeframe, BIAL is entitled, without prejudice to any other right or remedy available to BIAL, to charge NBIX interest (both before and after judgment) on the unpaid amount for every day that the amount remains unpaid at a rate of […***…])) annually until the payment is made; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

3.4    Any and all sums payable under this Agreement and any costs and expenses incurred by NBIX in connection with this Agreement are not refundable under any circumstances.

ARTICLE 4

SUPPLY AND MANUFACTURE

4.1    General:

(a)    During the Term, BIAL or its Affiliate shall supply or have supplied to NBIX, and NBIX shall purchase from BIAL or its Affiliate or its or their designee at the Supply Price stipulated in Paragraph 1.1(a) of Exhibit 4 all of NBIX’s requirements of Initial Product and IMP.

(b)    Promptly after the Effective Date and within a period of […***…] thereof (or as otherwise agreed in writing by the Parties), BIAL and its Affiliate and NBIX shall negotiate in good faith and enter into a supply agreement (the “Supply Agreement”) for the clinical supply of IMP and commercial supply of Licensed Products to NBIX. The Supply Agreement shall include the terms set out in Exhibit 4 and other customary terms for an agreement of such nature.

ARTICLE 5

COLLABORATION MANAGEMENT

5.1    Collaboration Management: The Parties will manage the collaboration in good faith to (i) conduct the Transfer Plan as efficiently and effectively as possible in order for NBIX to submit an NDA for an Initial Product by the earliest date possible, for (ii) NBIX to develop the Initial Product for all indications in the Field for which it can be demonstrated there is a scientific and commercial justification (subject, in any event, to the provisions of Article 6) and (iii) to, subject to Section 7.2, support labelling designed to ensure the broadest commercial success for the Initial Product.

5.2    Joint Steering Committee Formation: The Parties shall within the period of […***…] after the Effective Date form a Joint Steering Committee (the “JSC”), with overall coordination and strategic oversight over the Parties’ activities hereunder and to provide a forum for regular exchange of information (to the extent required under this Agreement) relating to the Licensed Products.

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5.3    Make-up of the JSC:

(a)    The JSC shall consist of […***…] members, namely, […***…] members from each of BIAL or its Affiliates and NBIX, each of whom shall be an Executive Officer of such Party. Each of its JSC members shall have the knowledge, experience and seniority to take decisions within the JSC’s purview.

(b)    BIAL and NBIX may each replace any or all of its representatives on the JSC at any time upon written notice to the JSC members and Alliance Manager of the other Party, provided however that each Party shall use its reasonable endeavours to reduce replacements as much as reasonably possible.

(c)    BIAL and NBIX each may, in its sole discretion, invite to attend in a non-voting capacity meetings or portions of such meetings JSC non-member representatives of such Party (including, without limitation, its employees or non-employee professional advisors), with a maximum of […***…] non-member representatives per meeting unless otherwise agreed by the Parties, who have a reasonable purpose for attending such JSC meeting or portion of such JSC meeting. The inviting Party shall ensure that each such representative is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(d)    The Parties acknowledge and agree that the development and commercialization of Licensed Products in and outside the Territory will benefit from the Parties’ regular communications and interactions. From time to time, the JSC may establish subcommittees with appropriate technical, regulatory or commercial personnel as it deems appropriate, to oversee specific matters, activities and obligations of the Parties under this Agreement, the SDEA, the Supply Agreement and the Quality Agreement as set forth herein in order to facilitate the effective coordination between the Parties and to make progress with respect to such matters, activities and obligations. Such subcommittees are not empowered with decision making responsibility, except as expressly delegated by the JSC and recorded in writing between the Parties, and shall keep the JSC regularly updated of all progress. The Parties acknowledge and understand that the JSC and subcommittees shall have only the powers expressly assigned to it in this Article 5 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.

(e)    It is understood between the Parties that in no event shall the activities to be performed by, or under oversight of, the JSC (or any subcommittee) be intended or allowed to violate any applicable law (including, without limitation, any competition or antitrust law).

5.4    JSC Responsibilities: Responsibilities of the JSC shall be the following:

(i)    Discussing and reviewing the development and regulatory strategies and activities for the Licensed Products in and outside the Territory and, to the extent reasonably possible, coordinating strategies in and outside the Territory;

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(ii)    Discussing and reviewing the commercialization strategies and activities of the Licensed Products in and outside the Territory and, to the extent reasonably possible, coordinating strategies in and outside the Territory;

(iii)    Discussing and reviewing the matters relating to supply that are not specifically addressed within the Supply Agreement of the Licensed Products by BIAL to NBIX for use hereunder;

(iv)    Discussing, reviewing and approving the Development and Regulatory Plan and amendments thereto prior to adoption or implementation thereof;

(v)    Discussing, reviewing and approving the Annual Commercialization Plan, and updates or amendments thereto prior to adoption or implementation thereof;

(vi)    Reporting on the status of ongoing Development Studies and other development activities with respect to Licensed Products in the Field in and, to the extent BIAL has the right to disclose them, outside the Territory;

(vii)    Reporting on the status of ongoing commercial activities with respect to Licensed Products in the Field in and, to the extent BIAL has the right to disclose them, outside the Territory;

(viii)    Reviewing and agreeing the Agreed Sales Forecast;

(ix)    Resolving disputes in respect of proposed publications in accordance with Section 9.3; and

(x)    Performing such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.

5.5    Meetings:

(a)    The JSC may meet, convene or be polled in person or by video or telephone conference (where all Parties can hear and be heard). In addition, the JSC may be polled through electronic mail or correspondence.

(b)    The JSC shall meet on such dates, and at such places and times or in such manner, as the members of the JSC shall agree from time to time. The first JSC meeting shall be held in person immediately following the Kick-Off Meeting and, unless otherwise agreed upon by the Parties, the subsequent JSC meetings shall be held […***…] where one such meeting shall always be held in person.

(c)    Meetings of the JSC that are held in person shall alternate between the offices of BIAL’s facility in Portugal and NBIX’s facility in San Diego, California, USA, or at such other place as the Parties may agree, with each Party bearing its own costs associated with attendance at such meetings.

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(d)    The chairperson of the JSC shall alternate at each meeting between one of BIAL’s JSC members designated by BIAL and one of NBIX’s JSC members designated by NBIX.

(e)    Acting on behalf of the chairperson, the Alliance Managers shall establish the timing (at a mutually agreed upon time with the other Party) and agenda for all JSC meetings and shall send notice of such meetings to all JSC members, including the agenda at least […***…] prior to the meeting; provided, however, that either Party may request an ad-hoc JSC meeting (which may be held by teleconference or videoconference) by providing at least […***…] advance notice to the other Party, if the Party requesting such ad-hoc meeting reasonably believes that a significant matter must be addressed prior to the next scheduled (in person) JSC meeting, and the ad-hoc meeting will be held as requested.

(f)    The Alliance Managers shall be responsible for circulating all relevant materials to enable discussion and decision making at a JSC meeting at least […***…] prior to such meeting and shall jointly preside at the meeting to ensure the preparation of the meeting minutes. For the avoidance of doubt, the Alliance Managers shall not vote on any decisions of the JSC.

(g)    The minutes shall be circulated to both Parties’ JSC members promptly following the JSC meeting for review, comment and written approval; provided, however, that both Parties acknowledge that the Alliance Manager of the Party to which the chairperson belongs shall prepare a first draft of the minutes within […***…] after each meeting.

5.6    Decision-making: The JSC may make decisions with respect to any subject matter within the JSC’s functions as described above. Except as expressly provided in this Agreement, all decisions which are to be made by the JSC shall be made by unanimous vote or written consent, with each Party having one vote in all decisions. The JSC shall use best efforts to resolve any disputes over the matters within its roles and functions or otherwise referred to it, and each Party’s JSC representatives shall consider in good faith the views of the other Party’s JSC representatives in making decisions.

5.7     Right to Decide:

(a)    If, with respect to a decision that is to be made by the JSC pursuant to Section 5.6, the JSC cannot reach consensus within […***…] after it has met to discuss and reach consensus on such matter, the dispute in question shall be referred to the head of the relevant department (“Department Heads”) of each of the Parties.

(b)    If the Department Heads of the Parties cannot resolve the matter within […***…], then the matter shall be referred to the President/Chief Executive Officer (“President/CEO”) of BIAL and the President/CEO of NBIX for resolution. The President/CEOs shall use best efforts to resolve the matter referred to them.

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(c)    If the Presidents/CEOs cannot resolve the matter within […***…], then (subject to Section 5.7(d)):

(i) if the dispute relates to […***…], the President/CEO of NBIX shall have the right to decide the matter, provided that NBIX shall not have the right to decide any matter:

(A) […***…],

or

(B) […***…]; and

(ii) if the dispute relates to […***…], the President/CEO of BIAL shall have the right to decide the matter, provided that BIAL shall not have the right to decide […***…];

and

(iii) If the dispute relates to […***…], then neither Party shall have the right to decide the matter […***…].

(d)    For clarity, if the Parties cannot agree the Agreed Sales Forecast or revised Net Sales Estimation then […***…].

5.8    Alliance Managers:

(a)    Each Party shall, within the period of […***…] after the Effective Date, appoint an individual having the appropriate experience, including a general understanding of pharmaceutical development and commercialization matters, to act as the alliance manager for such Party (the “Alliance Manager”).

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(b)    The Alliance Managers are not permitted to be a member of the JSC but shall attend meetings of the JSC to perform the functions of the Alliance Manager pursuant to Sections 5.5(e), 5.5(f) and 5.5(g). The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder, including facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties.

(c)    Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party, but each Party shall use its reasonable endeavours to reduce replacements of its Alliance Manager as much as reasonably possible.

(d)    The Alliance Managers shall not, in any manner, take over the role of the JSC and shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder. In no event will the Alliance Managers have any power to modify or amend this Agreement or to waive any Party’s rights under it.

ARTICLE 6

DEVELOPMENT OF THE LICENSED PRODUCTS

IN THE FIELD AND TERRITORY

6.1    Responsibility:

All development activities under the Development License including any Development Studies shall be managed and funded fully and exclusively by NBIX.

6.2    Development Activity:

(a)    NBIX shall use Commercially Reasonable Efforts to conduct and complete, at its own expense, each and all of the activities in respect of the development of the Initial Product (and Subsequent Products, if any) in accordance with the then current development and regulatory plan for the Initial Product (and Subsequent Products, if any) within the Field and Territory, including obtaining all possible Exclusivity Rights for the Licensed Products (the “Development and Regulatory Plan”).

(b)    NBIX shall use Commercially Reasonable Efforts to complete any Development Studies and all other activities in the Development and Regulatory Plan in accordance with the timelines set out therein.

(c)    NBIX shall at all times, when carrying out any Development Studies, or any other development activities with respect to the Licensed Products, comply with all applicable laws and regulations, including, without limitation, as applicable, the GCPs and GLPs.

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(d)    NBIX shall not carry out any research or development in respect of any Subsequent Product except in accordance with Section 2.9.

6.3    Development and Regulatory Plans:

(a)    The initial development and regulatory plan with an estimated development and regulatory schedule until the US NDA filing for the Initial Product for the Initial Indication within the Field and Territory agreed by the Parties as of the Effective Date (the “First Development and Regulatory Plan”) is attached hereto as Exhibit 6.3(a).

(b)    The First Development and Regulatory Plan is (i) of the essence of this Agreement for BIAL and NBIX and (ii) subject to update in accordance with Section 6.3(c).

(c)    NBIX shall submit to the JSC, for JSC’s review and approval (further subject to Section 6.3(f) and to BIAL’s rights under Section 6.3(h)), a revised Development and Regulatory Plan providing updates on a necessary basis but at least once per Calendar Year by […***…].

(d)     Each Development and Regulatory Plan shall (to the extent appropriate to the stage of development reached by the relevant Licensed Product at the date of submission of such plan and/or the time on the market from first commercial sale of the relevant Licensed Product) include a detailed description of the following matters together with a detailed description of the overall budget and the resources to be expended:

(i) proposed Development Studies including their design, purpose, estimated timing of initiation and estimated timings for completion;

(ii) any major regulatory events such as timings for submission of updates to the BIA 9-1067 IND, consultation meetings with the FDA, US NDA filing and anticipated Approval;

(iii) proposals for any Subsequent Products or Subsequent Indications within the Field and Territory;

(iv) publication plans;

(v) market and key opinion leader development plans, including plans to support continuing medical education;

(vi) field based medical science liaison activity plans and strategies; and

(vii) any other development or regulatory information reasonably requested by BIAL.

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(e)    It is understood that the format in which the information within a Development and Regulatory Plan shall be provided by NBIX to BIAL shall be determined in good faith by NBIX but shall contain, as applicable, a detailed description of the items in Section 6.3(d) and an update thereof.

(f)    Subject to (a) NBIX’s obligations to consider in good faith all BIAL’s comments to each draft Development and Regulatory Plan, and (b) BIAL’s right set forth in Section 6.3(h), NBIX shall have the right to make modifications to the then-current Development and Regulatory Plan only to the extent necessary to reflect substantial changes:

(i) […***…];

(ii) […***…];

(iii) […***…];

(iv) […***…].

(g)    The JSC shall review and approve each Development and Regulatory Plan within […***…] of receipt thereof.

(h)    BIAL (rather than the JSC) shall have the right to object to the relevant part of each Development and Regulatory Plan and/or to each Development Study (“Right to Object”) within the period of […***…] mentioned in each of Sections 6.3(g), 6.3(i) and 6.3(j), as applicable, if and only to the extent that:

(i)    the relevant part of such Development and Regulatory Plan does not comply with NBIX’s obligations under Sections 6.3(f); or

(ii) BIAL reasonably believes in good faith and provides an explanation of such reasonable belief to NBIX that the relevant part of such Development and Regulatory Plan and/or Development Study […***…].

(i)    NBIX shall submit any proposed amendments to the Development and Regulatory Plan for the JSC’s review and comment within the period of […***…] after receipt thereof and subject to all other provisions under this Section 6.3.

(j)    If not submitted as part of the Development and Regulatory Plan, NBIX shall submit any proposed Development Study for the Initial Product (and Subsequent Product, if any) in the Territory,

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including the final draft protocol thereof, for review and comment by the JSC within the period of […***…] after receipt thereof.

(k)    NBIX shall regularly, through the JSC, keep BIAL fully informed of the status of any Development Study.

6.4    BIAL Studies: BIAL shall use Commercially Reasonable Efforts to carry out the BIAL Studies set out in Exhibit 6.4.

ARTICLE 7

REGULATORY

7.1    General:

(a)    NBIX shall be responsible for the filing of and shall own any and all INDs (including the BIA 9-1067 IND), US NDA and other regulatory filings for the Licensed Products within the Field and Territory during the Term.

(b)    NBIX shall, in coordination and agreement with BIAL, file all appropriate Orange Book listings in the US and equivalent listings in Canada, if applicable, to provide the maximum protection for Licensed Products that is available under such regulatory procedures.

(c)    In addition to the provisions of Article 6 with respect to the Development and Regulatory Plan, the Parties shall discuss NBIX’s regulatory strategy for the Licensed Products at the JSC meetings and, if applicable, subteam meetings and NBIX shall in good faith take into consideration BIAL’s comments in relation thereto. The Parties acknowledge and agree that […***…], and each Party, while exercising its rights and fulfilling its responsibilities in Section 7.2, will […***…] (for the avoidance of doubt, the foregoing shall not be interpreted or construed as limiting BIAL’s Right to Object under Section 7.2(b)).

(d)    NBIX shall use Commercially Reasonable Efforts to obtain an Approval and all applicable Exclusivity Rights for the Licensed Products within the Field in the Territory.

(e)    For so long as BIAL is supplying Licensed Product for the Territory, BIAL shall be responsible for the timely filing and maintenance of the DMF pursuant to Section 7.4 and providing NBIX will all other (i.e., not contained in the closed part of the DMF) chemistry, manufacturing and controls (“CMC”) information necessary for Regulatory Filings in the Territory.

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7.2    Regulatory Filings and Interactions with an Agency:

(a)    NBIX shall inform BIAL, through the Development and Regulatory Plan, regular JSC meetings and subcommittee meetings if applicable, of any regulatory filings or material interactions with an Agency. Within […***…], the heads of regulatory for each Party shall begin discussions on a draft label to be submitted to an Agency. In addition, NBIX shall, prior to submission or responding to an Agency, provide BIAL, for review and written approval for a period of […***…], with a draft of any label related documents and materials, including a summary of product characteristics, patient information leaflet and primary and secondary packaging (“Label Related Documents & Materials”). Notwithstanding the terms of the previous sentence, in the event that the Parties agree that NBIX should respond to the relevant Agency within a period shorter than […***…], the Parties shall also agree a time period for BIAL’s review of the draft Label Related Documents & Materials. In the event that the Parties agree that NBIX should respond to the relevant Agency within a period shorter than […***…] but are unable to agree the time period for BIAL’s review, NBIX shall, as a minimum, provide BIAL with a draft of the Label Related Documents & Materials to be submitted to the Agency for review by BIAL […***…], and BIAL shall have […***…] to review such materials.

(b)    BIAL shall have the right to withhold its approval to the draft Label Related Documents & Materials (“Right to Object”) prior to the first submission thereof to an Agency in the Territory if the Label Related Documents & Materials or part thereof would, in BIAL’s reasonable opinion, […***…]; provided, however, in exercising its Right to Object, BIAL shall not object to […***…]. After the first submission of the Label Related Documents & Materials approved by BIAL, BIAL shall only have the Right to Object if the Label Related Documents & Materials or part thereof would, in BIAL’s reasonable opinion, have the potential to materially adversely affect […***…]. Notwithstanding the foregoing, BIAL’s Right to Object may not be exercised by BIAL in respect of any portion of the Label Related Documents & Materials that […***…]

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[…***…] despite NBIX having used Commercially Reasonable Efforts to clear or overcome it.

(c)    NBIX shall inform BIAL of any proposed filings, including annual updates, in respect of the BIA 9-1067 IND (the “IND Filings”) and provide BIAL, for review within the period of […***…], with a draft of any such IND Filings. BIAL shall have the right to comment on such IND Filings and NBIX shall take all comments of BIAL into account before such IND Filings are filed with an Agency. Notwithstanding the terms of the previous sentence, in the event that the Parties agree that NBIX should submit an IND Filing other than an annual update to the FDA within a period shorter than […***…], the Parties shall also agree a time period for BIAL’s review of the draft. In the event that the Parties agree that NBIX should respond to the relevant Agency within a period shorter than […***…] but are unable to agree the time period for BIAL’s review, NBIX shall, as a minimum, provide BIAL with a draft of such IND Filing by BIAL at the same time as such IND Filing is first circulated for review within NBIX, and BIAL shall have the same amount of time as NBIX personnel to review and comment on such IND Filing. NBIX shall provide BIAL with a copy of each IND Filing in respect of the BIA 9-1067 IND in the form that it has been filed with the relevant Agency.

(d)     NBIX shall provide BIAL with a copy of each document filed with an Agency in connection with the Licensed Products. In addition, BIAL shall have the right to participate in any NBIX internal meetings related to Agency Interactions or regulatory filings for a Licensed Product in the Territory.

(e)    BIAL shall have the right to participate in or attend any in-person or material telephonic meetings with the FDA or other Agencies in the Territory (“Agency Interactions”) to the extent that Agency permits the participation or attendance of BIAL. Prior to any such Agency Interactions, NBIX shall provide BIAL with a draft (or electronic access thereto) of any communication, agenda and/or notice (“Interaction Agenda”) of any planned interaction […***…] and shall consider in good faith any comments provided by BIAL within the period of […***…]. Notwithstanding the terms of the previous sentence, in the event that such Interaction Agenda is not available […***…], NBIX shall provide BIAL with a draft of such Interaction Agenda for review by BIAL […***…], and BIAL shall have […***…] to review such Interaction Agenda.

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(f)    NBIX understands and acknowledges that BIAL, as the Marketing Authorization holder of Licensed Products containing the BIA 9-1067 API outside the Territory and/or as licensor and/or supplier of such Licensed Products within and outside the Territory, may be interested in, from time to time, submitting or having submitted certain variations, supplements, amendments, changes or updates to any IND (including the BIA 9-1067 IND), NDAs, Approvals or any other regulatory filings to an Agency in the Territory, in order to keep such regulatory filings up to date with other regulatory filings outside the Territory (“Data Update Filings”) and/or to register other manufacturers (including packagers) and/or routes or processes of manufacture (including packaging) of BIA 9-1067 API or Licensed Products (“Supply Related Filings”). BIAL acknowledges and understands that NBIX, as the holder of the BIA 9-1067 IND and the eventual Marketing Authorization holder for Licensed Products in the Territory, is responsible for assuring that any such regulatory submissions meet regulatory standards. Accordingly, subject to Section 7.4, NBIX shall, within the period of […***…], review and provide comments regarding the documentation to BIAL, which BIAL shall reasonably consider in good faith. In the event NBIX and BIAL are unable to agree on the documentation, the issue will be submitted to the JSC for discussion and final decision to determine if any such comments by NBIX are necessary to assure such regulatory filings meet regulatory standards. NBIX shall be under the obligation to adopt the JSC’s comments, recommendations, and proposed changes if any to such regulatory filings. Should the Parties be unable to reach a joint decision at the JSC within […***…] of the matter being referred to the JSC, then such matter shall be finally decided […***…]. If NBIX does not provide any comments, or after NBIX has received the revised documentation from BIAL following BIAL’s receipt of NBIX’s comments, or after BIAL has confirmed, following BIAL’s receipt of NBIX’s comments, that it has no modifications to the documentation, then within […***…], NBIX shall file at the appropriate Agency in the Territory any and all such variations, amendments, changes or updates to any IND (including the BIA 9-1067 IND), NDAs, Approvals or any other regulatory filings as requested in accordance with the terms of this Section 7.2(f) by BIAL.

7.3    NDA:

(a)     Subject to Sections 7.3(d) and (e), NBIX shall use Commercially Reasonable Efforts to file an NDA in the US for the Initial Product for:

(i) the Initial Indication, by the later of (A) […***…] or (B) […***…] after the receipt of meeting minutes from the pre-NDA meeting with the FDA confirming that there is sufficient or adequate information to file an NDA submission in the US;

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And

(ii) each Subsequent Product and/or Subsequent Indication, by the date set forth in the then current and approved Development and Regulatory Plan.

(b)     Subject to Sections 7.3(d) and 7.3(e), in the event that the FDA does not require any further Phase III Clinical Trial for the submission of an application for an Approval of the Initial Product for the Initial Indication, then if NBIX has not submitted an NDA in the US by […***…] (despite NBIX having used its Commercially Reasonable Efforts to do so), then BIAL shall have the right to terminate the Agreement under Section 15.2(c).

(c)     Subject to Section 7.3(d), in the event that the FDA requires a further Phase III Clinical Trial for the submission of an application for an Approval of the Initial Product for the Initial Indication, then if NBIX has not submitted an NDA in the Territory by […***…] (despite NBIX having used its Commercially Reasonable Efforts to do so), then BIAL shall have the right to terminate the Agreement under Section 15.2(c).

(d)     If (i) BIAL is in material breach of, or is materially delayed in performing, any of its obligations under this Agreement, including timely completion of the Transfer Plan under Section 2.6(b) and timely DMF submission under Section 7.4, or if (ii) NBIX’s development of the Initial Product is delayed by reason of an unexpected significant safety issue not within the control of NBIX, and by reason of that material breach, material delay or significant safety issue, the filing of the NDA in the US is delayed, then in each case the deadlines in Sections 7.3(b) and 7.3(c) shall be extended by […***…].

(e)     If:

(i) the FDA does not require any further Phase III Clinical Trial for submission of an application for an Approval of the Initial Product for the Initial Indication but does requires Clinical Trials which are not contemplated in the First Development and Regulatory Plan,

and

(ii) by reason of carrying out such Clinical Trials the filing of the NDA in the US is delayed,

then the deadline in Section 7.3(b) shall be extended by […***…]. For clarity, the delays set forth in this Section 7.3(e) and 7.3(d) are cumulative, if applicable.

(f)    Without prejudice to the foregoing provisions of this Section 7.3, NBIX shall use Commercially Reasonable Efforts to, within […***…] from the Effective Date, request an FDA

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meeting seeking guidance from the FDA on the appropriateness of the data package for a potential NDA filing and whether the FDA will require an additional Phase III Clinical Trial to be completed prior to submission of the NDA for the first Licensed Product in the Initial Indication.

7.4    Drug Master File: BIAL, itself or through its Affiliate, shall be responsible for filing and maintaining, directly or through a Third Party appointed by BIAL, the Drug Master File relating to the manufacture of the BIA 9-1067 API (“DMF”). BIAL shall file and maintain such DMF in its own name and/or in the name of its relevant suppliers and shall permit NBIX to cross-reference such DMF in its regulatory filings for Licensed Products in the Territory. BIAL, itself or through a Third Party appointed by BIAL, shall be responsible for providing to NBIX all information requested by NBIX related to the manufacture of Licensed Products by dates set forth in the applicable Regulatory and Development Plan.

7.5    Pharmacovigilance

(a)    Promptly following the Effective Date, but in no event later than […***…] thereafter, BIAL or its Affiliate and NBIX shall develop and agree upon safety data exchange procedures in a separate and detailed Safety Data Exchange Agreement (“SDEA”). The SDEA shall, inter alia, describe the collection, investigation, analysis, reporting and exchange of information concerning adverse events and product safety relating to the Licensed Products, sufficient to permit each Party to comply with its legal or regulatory obligations, including to the extent applicable, those obligations contained in ICH guidelines.

(b)     NBIX shall be responsible for pharmacovigilance activities in the Territory, including maintenance of a local safety database of the Licensed Products for the Territory, and shall provide BIAL with the data in such safety database.

(c)    BIAL or its Affiliates shall be responsible for pharmacovigilance activities outside the Territory, including the maintenance of worldwide database for the Initial Product and, subject to Section 7.5(d), Subsequent Products, which will include the data in the local safety database of the Licensed Product for the Territory provided by NBIX.

(d)    In the event that any Combination Product is agreed to be developed and/or commercialized by NBIX, the Parties shall also discuss and agree appropriate pharmacovigilance provisions with respect to such Combination Product.

7.6    Audits:

(a)    During the Term, NBIX shall allow (and cause its contractors to allow) BIAL or a Third Party appointed by BIAL to access, examine or audit, in accordance with the Quality Agreement and the SDEA, (i) the conduct and results of any Development Studies and (ii) all the safety and pharmacovigilance activities related to the development or commercialization of the Licensed Products

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in the Territory, including in each case (i) and (ii) the facilities and equipment at or with which the activities are or were conducted, and personnel, procedures, programming, and any documents, data and records related to such activities, with reasonably advanced written notice (except in the event of For Cause Audits pursuant to Section 7.6(b)) during regular business hours to determine whether such activities are being or have been conducted in accordance with this Agreement, the SDEA, the Supply Agreement and the Quality Agreement and with all applicable laws and regulations, including without limitation, and as applicable, Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, and Good Pharmacovigilance Practices. NBIX shall also cooperate (and cause its contractors to cooperate) with BIAL by providing, in a timely manner, all the information and resources necessary for the preparation, conduct and report of the audit. After the audit and upon receipt of the audit findings in the form of a report, NBIX agrees to (and cause its contractors to) define and implement corrective and/or preventive actions in a timely manner.

(b)    In the event that an audit pursuant to Section 7.6(a) reveals material non-compliance issues with NBIX’s obligations under this Agreement, the SDEA, the Supply Agreement and the Quality Agreement, BIAL or its Affiliates shall have the right to subsequently audit NBIX and/or its contractors by providing reasonable advance written notice but in any event such advance written notice may be made within […***…] of completion of the audit conducted pursuant to Section 7.6(a) (“For Cause Audit”).

(c)     During the Term, BIAL shall allow (and use Commercially Reasonable Efforts to cause its contractors to allow) NBIX or a Third Party appointed by NBIX to access, examine or audit, in accordance with the Quality Agreement, the Supply Agreement, and the SDEA, (i) the conduct and results of any Development Studies, (ii) all the safety and pharmacovigilance activities related to the development or commercialization of the Licensed Products in the Territory, and (iii) the manufacture of Licensed Product, including in each case (i), (ii) and (iii) the facilities and equipment at or with which the activities are or were conducted, and personnel, procedures, programming, and any documents, data and records related to such activities, with reasonably advanced written notice (except in the event of For Cause Audits pursuant to Section 7.6(d)) during regular business hours to determine whether such activities are being or have been conducted in accordance with this Agreement, the SDEA, the Supply Agreement and the Quality Agreement and with all applicable laws and regulations, including without limitation, and as applicable, Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices, and Good Pharmacovigilance Practices. BIAL shall also cooperate (and use reasonable efforts to cause its contractors to cooperate) with NBIX by providing, in a timely manner, all the information and resources necessary for the preparation, conduct and report of the audit. After the audit and upon receipt of the audit findings in the form of a report, BIAL agrees to (and use reasonable efforts to cause its contractors to) define and implement corrective and/or preventive actions in a timely manner.

(d)    In the event that an audit pursuant to Section 7.6(c) reveals material non-compliance issues with BIAL’s obligations under this Agreement, the SDEA, the Supply Agreement and the Quality Agreement, NBIX or its Affiliates shall have the right to subsequently audit BIAL and/or its contractors

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by providing reasonable advance written notice but in any event such advance written notice may be made within […***…] of completion of the audit conducted pursuant to Section 7.6(c) (“For Cause Audit”).

7.7    Medical inquiries:

(a)    NBIX shall be responsible for handling all medical questions or inquiries for the Field in the Territory with regard to the Licensed Products (including setting up a call center or other centralized response center in connection therewith), but shall consider in good faith input from BIAL or its Affiliate in connection therewith.

(b)    NBIX shall promptly forward any and all medical questions or inquiries which it receives in relation to the Licensed Product in the Field outside the Territory to BIAL in accordance with all applicable laws.

(c)    BIAL or its Affiliate shall be responsible for handling all medical questions or inquiries for the Field with regard to the Licensed Products outside the Territory, but shall consider in good faith input from NBIX or its Affiliate in connection therewith.

(d)    BIAL or its Affiliate shall promptly forward any and all medical questions or inquiries which it receives in relation to the Licensed Product in the Field in the Territory to NBIX in accordance with all applicable laws.

(e)    The Parties shall timely cooperate and establish the procedures reasonably necessary (such as periodic meetings via teleconference or videoconference) to ensure the consistency and correctness of the medical information provided by the Parties.

7.8    Recalls and Withdrawals:

(a)     Notification and Determination: In the event that any Agency threatens or initiates any action to recall or withdraw a Licensed Product from the market in or outside the Territory, the Party receiving notice thereof shall promptly notify the other Party of such communication, but in no event later than […***…] after receipt thereof. NBIX, as the Approval holder for the Licensed Products in the Territory, shall determine whether to initiate any recall or withdrawal of such Licensed Product in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall); provided, however that to the extent practicable and appropriate based on the reasons for the recall or withdrawal, before NBIX initiates a recall or withdrawal, the Parties shall promptly discuss in good faith the reasons therefor, provided that such discussions shall not delay any action that any Party reasonably believes has to be taken in relation to any recall. In the event of any such recall or withdrawal, NBIX shall implement any necessary action to conduct such recall or withdrawal. As the manufacturer of Licensed Products, BIAL shall use a batch tracing system which will allow NBIX to identify, on a prompt basis, customers within the Territory or patients enrolled in

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Development Studies in the Territory who have been supplied with Licensed Product of any particular batch(es), and to recall such batches from such customers or patients, as the case may be. For clarity, all matters relating to a withdrawal or recall of a Licensed Product outside the Territory will be determined, coordinated and controlled by BIAL.

(b)    Cost Allocation: All out-of-pocket and internal costs and expenses incurred by the Parties for implementing the recall or withdrawal or market notification of a Licensed Product (“Recall Costs”) in the Territory shall initially be borne by each Party and subsequently be allocated between BIAL and NBIX as follows:

[…***…].

(c)    Assistance for the Licensed Product: Each Party shall promptly inform the other Party of any notification of any action by, or other information which it receives (directly or indirectly) from, any Regulatory Authority (together with copies of correspondence related thereto), which (i) raises any material concerns regarding the safety, efficacy or quality of a Licensed Product, (ii) indicates or suggests a potential material liability for either Party to Third Parties arising in connection with a Licensed Product or (iii) which indicates a reasonable potential for a recall or market withdrawal of a Licensed Product.

7.9.    Re-Manufacturing Costs:

All out-of-pocket and internal costs and expenses incurred by BIAL in connection with the replacement, re-manufacturing, re-packaging or re-labeling of Licensed Products, including without limitation, where applicable, costs of the BIA 9-1067 API and other materials (collectively, “Re-Manufacturing Costs”) shall be allocated between the Parties as follows:

[…***…]

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[…***…].

ARTICLE 8

COMMERCIALIZATION OF THE LICENSED PRODUCTS

IN THE FIELD AND TERRITORY

8.1    General:

(a)    NBIX shall be solely responsible for commercializing the Licensed Products within the Field and Territory and for the day-to-day commercial activities in the Territory at its sole expense and in accordance with all applicable laws and regulations.

(b)    Notwithstanding anything in this Agreement to the contrary, […***…]:

[…***…].

8.2    Annual Commercialization Plan:

(a)    NBIX shall prepare a draft annual commercialization plan (“Annual Commercialization Plan”) for review, comment and approval by the JSC. The first draft Annual Commercialization Plan shall be provided to the JSC by […***…].

(b)    NBIX shall submit to the JSC, for the JSC’s review, comment and approval, a new Annual Commercialization Plan updated on a necessary basis but at least once a year by […***…] of each Calendar Year.

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(c)     Each Annual Commercialization Plan shall, to the extent relevant when considering either the time to the first commercial sale of the Licensed Products or the time from the first commercial sale of the Licensed Products, provide an estimated plan for implementing each of the following activities, together with a reasonable description of the overall budget and the resources to be expended, which budget and resources must reflect an appropriate resource commitment for the applicable Commercial Year, and NBIX’s reasonable justification for each of the expenditures set forth in such budget:

(i)    Plans for conducting market research on the Licensed Products and their findings;

(ii)    Market analysis including customer and competitor assessments, revised and updated as and when new compounds enter the market;

(iii)    Plans for positioning, branding and key messages for the Licensed Products and any changes from previous Calendar Years, including promotional materials, campaigns and messaging by audience;

(iv)    Plans and strategies for presenting the Licensed Products at national or international congresses or major meetings in the Territory;

(v)    Market access plans for the Licensed Products including strategies and distribution plans with respect to managed care organizations, hospital systems, group purchasing organizations, physicians networks, pharmacies and any other private or government healthcare providers or reimbursement entities;

(vi) Sales force activity plans for the Licensed Products by sales territory, customer segmentation by prescribing decile, the minimum number of Details to be executed, sales training activities and promotional materials;

(vii) Sales forecast for the Licensed Products for the following […***…]; and

(viii) Relevant commercial or marketing information that is reasonably requested by the JSC.

(d)    It is understood that the format in which the information within an Annual Commercialization Plan shall be provided by NBIX to the JSC shall be determined in good faith by NBIX .

(e)    The JSC shall review and approve each Annual Commercialization Plan within […***…] of receipt thereof. NBIX shall be under the obligation to consider and adopt the JSC’s comments, recommendations and proposed changes made to the Annual Commercialization Plan.

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(f)    NBIX shall submit any proposed amendments to the Annual Commercialization Plan for JSC review, comment and approval within the period of […***…] after receipt thereof. NBIX shall be under the obligation to consider and adopt the JSC’s comments, recommendations and proposed changes made to such proposed amendments to the Annual Commercialization Plan.

(g)    The Parties agree, in order to manage the commercial collaboration, to set up a commercial subteam, operating under the JSC. NBIX shall at each such subteam meeting, provide a detailed update to BIAL summarizing, on an item by item basis, the implementation of the Annual Commercialization Plan and the results thereof, including, without limitation, commercial performance of the Licensed Products.

8.3    NBIX’s Commercialization Obligations:

(a)    NBIX shall use Commercially Reasonable Efforts to market and sell each Licensed Product in the Field in the US, and, subject to the terms of the rest of this Section 8.3, shall invest such resources for such marketing and sale that are consistent with its exercise of Commercially Reasonable Efforts.

(b)    NBIX shall at all times market and promote the Licensed Products in accordance with the Approvals and applicable laws.

(c)    In accordance with the Annual Commercialization Plan, NBIX shall use Commercially Reasonable Efforts:

(i) to launch each Licensed Product for each indication within the Field within […***…] after the grant of an Approval by each relevant Agency (and other Agency or other governmental or legal requirements necessary for launch) for such indications;

(ii) to ensure a competitive share of voice, including without limitation the agreed number and type of field based personnel, as set out in the then current Annual Commercialization Plan in order to maximize the commercial value of the Licensed Product for approved indications in the Territory during the Term; and

(iii) to employ or otherwise engage, prior to the anticipated first commercial sale of the Initial Product in the US, and maintain during at least the first […***…], at least the following resources to be utilized by NBIX in commercializing the Initial Product:

a.	a field sales force of at least […***…] Detailing the License Products to movement disorder neurologists and other select neurologists who prescribe L-dopa to drive initial trial and adoption;

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b.	a national accounts/payor group of at least […***…] presenting Licensed Products to key commercial, Medicare Part D, and Medicaid health plan payers and decision-makers to secure formulary coverage and/or to remove step therapy requirements or unreasonably high patient co-pays;

c.	a medical science liaison force of at least […***…] engaging with payors and key opinion leaders/thought leaders in Parkinson’s disease to develop advocacy and support for the Licensed Products. MSLs will also interface with patient advocacy organizations like the National Parkinson’s Foundation and the Michael J. Fox foundation to build awareness and educate their constituencies;

d.	a medical affairs and publications group of at least […***…] will support scientific communications, including presentation of key data at medical congresses such as the International Parkinson’s and Movement Disorder Society annual meetings, the American Academy of Neurology, and other relevant scientific meetings. In addition, this group will respond to inbound questions from prescribers on off-label topics;

e.	a brand team of at least […***…] will support Licensed Products by creating a branded campaign for health care professionals (sales materials, journal ads, website, etc.), building a speakers bureau to enable peer-to-peer education, branded booth and promotional activities at scientific meetings, and , if appropriate, direct-to-patient education and advertising to drive product requests.

(d)    The Parties shall discuss and agree the first Sales forecast in Units of Initial Product for the […***…] (each a “Commercial Year”) following the first commercial sale of the Initial Product in the US (the “Agreed Sales Forecast”) at the JSC meeting following the receipt of meeting minutes from the pre-NDA meeting with the FDA confirming that there is sufficient or adequate information to file an NDA submission in the US. Thereafter the Agreed Sales Forecast shall be agreed on an annual basis for the following […***…] by the JSC following submission of the Annual Commercialization Plan.

(e) The Parties agree that, based on the assumptions set forth in Exhibit 8.3(e) (the “Assumptions”), the Agreed Sales Forecasts are expected to be consistent with achieving Net Sales of […***…] in the […***…] (the “Net Sales Estimation”). The Parties acknowledge and agree that such Assumptions are the basis for determining the first Agreed Sales Forecast but to the extent that […***…], then the Parties shall consider their impact on the Net Sales Estimation and, if any, the Parties shall discuss and agree a revised Net Sales Estimation and the Agreed Sales Forecasts that are consistent with achieving such a revised Net Sales Estimation.

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If the Parties cannot agree the Agreed Sales Forecast or the revised Net Sales Estimation, then the matter shall be referred to the President/CEO of each Party for resolution, and if such President/CEOs are not able to resolve the matter, it shall be […***…].

(f) Subject to Section 8.3(i), starting in the […***…] until and including the […***…], NBIX shall sell at least […***…] for such Commercial Year (“Minimum Sales”).

(g) Subject to Section 8.3(i), in the event that NBIX fails to achieve the Minimum Sales in […***…] Commercial Year (i.e., […***…]), as NBIX’s sole liability and BIAL’s sole remedy for such failure, NBIX shall pay BIAL an amount corresponding to […***…] (the “Difference”). The Difference for the purposes of this Section 8.3(g) and Section 8.3(h) shall be calculated as […***…].

(h)    Subject to Section 8.3(i), in the event that NBIX fails to achieve the Minimum Sales in any […***…] Commercial Years, including any Commercial Years in which NBIX has paid the Difference to BIAL, as NBIX’s sole liability and BIAL’s sole remedy for such failure (but shall not be NBIX’s sole liability and BIAL’s sole remedy to the extent that such failure was caused by a material breach of any of NBIX’s other obligations under this Agreement), BIAL shall have the right at its discretion to (i) request NBIX to pay the Difference for such second Commercial Year or (ii) terminate the Agreement pursuant to Section 15.2(c).

(i) NBIX shall not be in breach of its Minimum Sales obligations to the extent that the failure to achieve Minimum Sales is a result of one or more of the following circumstances (as NBIX shall be under the obligation to demonstrate):

[…***…].

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8.4    Promotional Materials and Documents:

(a)    In addition to the provisions of Section 2.1(e), all promotional materials and documents used by NBIX shall be prepared by reference to the Global Brand Identity for the Licensed Products as defined by BIAL, to the extent allowed under the laws and regulations in the Territory.

(b)     NBIX shall provide BIAL with final copies of key promotional materials for the Licensed Product to be used by NBIX in the Territory. Notwithstanding the foregoing, all liability in connection with such promotional materials and their compliance with the Approvals, applicable laws and regulations shall lie solely with NBIX, except as may be provided otherwise in the Co-Promotion Agreement.

(c)    NBIX shall provide BIAL with drafts of core promotional materials for the Licensed Product to be used by NBIX in the Territory for BIAL’s review and comment within the period of […***…] upon receipt thereof. NBIX shall be under the obligation to take into good faith consideration all BIAL’s reasonable comments. Notwithstanding the foregoing, all liability in connection with such promotional claims and their compliance with the Approvals, applicable laws and regulations shall lie solely with NBIX.

8.5    Sales Information:

(a)    NBIX shall, through the JSC, and at all times upon BIAL’s written reasonable request, keep BIAL informed of the status of the commercialization of the Licensed Products in the Territory.

(b)    Notwithstanding the above, NBIX shall provide BIAL, by the […***…] after the end of each calendar month, with a summary of Net Sales, Net Sales Volume and Net Selling Price for the preceding calendar month for the Licensed Products in the Territory. All such information shall be NBIX’s Confidential Information.

ARTICLE 9

COOPERATION, DATA SHARING AND PUBLICATIONS

9.1    Cooperation:

(a)    Each Party shall keep the other Party reasonably informed through the JSC and any relevant subcommittees as to its and its Affiliates’ development, regulatory, manufacturing (to the extent required in the Supply Agreement), and commercialization efforts, as applicable, with respect to the Licensed Products in the Field, in the case of BIAL outside the Territory, and in the case of NBIX, inside the Territory.

(b)    BIAL shall have the right to inform its licensees outside the Territory of NBIX’s development, regulatory and commercialization efforts and activities with respect to the Licensed

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Products in the Field in the Territory solely for the purpose of the development, manufacture, registration and commercialization of the Licensed Products in their respective territory outside the Territory. BIAL shall, to the extent Controlled by BIAL, keep NBIX informed of BIAL’s licensees’ development, regulatory and commercialization efforts and activities with respect to the Licensed Products in the Field in their respective territories solely for the purpose of NBIX’s development, registration and commercialization of the Licensed Products in the Territory. BIAL acknowledges and agrees that, as of the Effective Date, it has the right to keep NBIX informed of its Existing Licensees’ development, regulatory and commercialization efforts and activities with respect to the Licensed Products in the Field in their respective territories. […***…].

(c)    Each Party shall cooperate as reasonably requested by the other Party in an effort to ensure that the development of the Licensed Products within the Field is coordinated worldwide; provided however that this shall not be interpreted or construed as limiting BIAL’s and NBIX’s rights and obligations, or expanding BIAL’s or NBIX’s obligations, in each case under this Agreement.

9.2    Data Sharing:

(a)    NBIX and BIAL, respectively, shall provide to each other access to or a copy of their respective Data, free of charge and in a timely fashion and as promptly as possible upon request of each of BIAL or NBIX. Each Party shall have the right to use and reference such Data for the purpose of, as applicable, developing, manufacturing, registering and/or commercializing the Licensed Products (i) with respect to NBIX in the Field and in the Territory during the Term and after expiration (but not after termination) of this Agreement and (ii) with respect to BIAL outside the Territory during and after the Term.

(b)    BIAL shall have the right to sublicense its right to use and cross-reference NBIX’s Data to BIAL’s Affiliates outside the Territory and to BIAL’s or BIAL’s Affiliates’ licensees outside the Territory to use and cross-reference Data of NBIX in seeking Marketing Authorizations for Licensed Products in their respective territories outside the Territory

(c)    BIAL and its Affiliates existing licensees to the Licensed Products as of the Effective Date are set forth on Exhibit 9.2(c) (the “Existing Licensees”). BIAL shall, to the extent Controlled by BIAL, grant the right to NBIX to use and cross-reference the Existing Licensees’ Data inside the Territory. […***…]. BIAL shall use reasonable efforts to obtain from its and its Affiliates’ future licensees outside the Territory the right and license to provide to NBIX, without any further payment

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obligations, access to, and the right to use and reference, the Data (including all data required by an Agency) owned or controlled by such licensees.

(d)    For clarity, none of NBIX, BIAL, BIAL’s Affiliates or BIAL’s or its Affiliates’ licensees shall be obligated to successfully obtain Data and the provisions of this Section 9.2 shall only apply to the extent such Data are actually obtained.

9.3    Publications:

(a)    Each Party recognizes that the publication of papers regarding results of research and clinical studies and other information regarding the Licensed Products, including oral presentations and abstracts, could contribute to not only the profits of the Parties but also the development of science and technology in the world, provided, however, that such publications are subject to reasonable control to protect the other Party’s Confidential Information. Accordingly:

(i) BIAL shall have the right to review and comment on any material, manuscript or abstract proposed for disclosure or publication by NBIX, such as by written, visual or other form of presentation, manuscript or abstract, relating to the Licensed Products, and

(ii) NBIX shall have the right to review and comment on any material, manuscript or abstract proposed for disclosure or publication by BIAL, such as by written, visual or other form of presentation, manuscript or abstract, relating to the Licensed Products.

(b)    Before any such material, abstract or manuscript is submitted for publication or presentation, the Party proposing publication (“Publishing Party”) shall deliver its complete copy, in English language, to the other Party at least […***…] prior to submitting the material, abstract or manuscript to a Publishing Party or initiating any other disclosure. Such other Party shall make reasonable efforts to expedite review of such materials, abstract or manuscripts, and shall return such items as soon as practicable to Publishing Party with appropriate comments, if any, but in no event later than […***…] from the date of delivery to the non-publishing Party. Publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material, abstract or manuscript and agrees to delay any submission for publication or other public disclosure for a period of at least additional […***…] for the purpose of allowing the preparation and filing of appropriate patent applications.

(c)    Neither Party may publish a paper in the event that the other Party objects based on sound scientific reasons and provides written justification for such objection. If such justification is acceptable to the Publishing Party, then the Publishing Party shall edit the proposed publication in accordance with the other Party’s comments. In the event that there still exists a dispute between the Parties in respect of a proposed publication, the dispute shall be submitted to the JSC and shall be decided in accordance with the mechanism set forth in Section 5.4(ix) and Section 5.7(c)(iii).

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(d)    For clarity, nothing in this Section 9.3 shall affect either Party’s obligations under applicable laws, regulations and guidelines to disclose any data relating to the development of Licensed Products.

9.4    Use of BIAL Know-How, NBIX Know-How, Data, publications and other regulatory documents:

(a)    NBIX:

(i)    NBIX shall only use and disclose BIAL Know-How, Data, publications and regulatory documents Controlled by BIAL and provided pursuant to Sections 2.6 and 9.2 to its Affiliates and Third Party contractors as required or useful to develop, file, obtain and maintain Approval of and commercialize Licensed Products in the Field in the Territory pursuant to the licenses granted to NBIX under this Agreement.

(ii)    NBIX may use and disclose such BIAL Know-How, Data, publications and regulatory documents Controlled by BIAL to NBIX Affiliates and Third Party contractors in connection with development activities, marketing activities, medical education activities, professional services activities and public relations activities; or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.) in each case solely to the extent necessary or useful for development, filing, obtaining and maintaining Approvals and commercialization of Licensed Products in the Field in Territory. Any disclosure of such Data, publications and regulatory documents shall be subject to Article 13 and NBIX shall be responsible for the conduct of such NBIX’s Affiliates and NBIX’s Third Party contractors in respect of such Data.

(iii)    NBIX may not use (or permit any Affiliate or Third Party to use) any such BIAL Know-How, Data, publications and regulatory documents outside the Territory, or outside the Field, or for any products other than the Licensed Products.

(b)    BIAL:

(i)    BIAL shall only use and disclose NBIX Know-How, Data, regulatory filings, publications and regulatory documents Controlled by NBIX and provided pursuant to Sections 9.2 and 9.3 to BIAL’s Affiliates, and to BIAL’s or BIAL’s Affiliates’ licensees outside the Territory, as required or useful to develop, file for, obtain and maintain Marketing Authorization for, and commercialize Licensed Products in the Field outside the Territory pursuant to the licenses granted by NBIX to BIAL under this Agreement.

(ii)    BIAL may use and disclose such Data, regulatory filings, publications and regulatory documents to Affiliates and Third Party contractors in connection with development activities, marketing activities, medical education activities, professional services activities and

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public relations activities; or for purposes of obtaining consultation services in the normal course of business (such as business consultants, advertising agencies, law firms, accounting firms, etc.) in each case solely to the extent necessary for development, filing, obtaining and maintaining Marketing Authorization and commercialization of Licensed Products in the Field outside the Territory. Any disclosure of such Data shall be subject to Article 13 and BIAL shall be responsible for the conduct of such BIAL’s Affiliates and BIAL’s or BIAL’s Affiliates’ licensees in respect of such Data.

(iii)    BIAL may not use (or permit any Affiliate or Third Party to use) any such Data, regulatory filings, publications and regulatory documents inside the Territory, or outside the Field or for any products other than the Licensed Products or products comprising BIA 9-1067.

9.5    Maintenance of Records:

Each Party shall, in accordance with its same practice for its own products or compounds, maintain records for the minimum period by law applicable to such records, in sufficient detail and in good scientific manner appropriate for Patent and regulatory purposes, which shall fully and properly reflect works done and results achieved by or on behalf of each Party in the performance of development activities pursuant to this Agreement.

9.6    No Insider Trading:

BIAL acknowledges that NBIX is a publicly traded company and that under this Agreement BIAL will learn of material, non-public information regarding NBIX. BIAL understands that federal and state securities laws prohibit employees of BIAL from purchasing or selling NBIX securities while in possession of any such information and from disclosing such information to others.

ARTICLE 10

DEVELOPMENT INTELLECTUAL PROPERTY

10.1    Ownership of Development Intellectual Property: All Development Intellectual Property conceived solely by the employees of a Party shall be owned by that Party. Development Intellectual Property conceived by employees of both Parties shall be jointly owned by the Parties, each having an equal and undivided interest in such Development Intellectual Property.

(a)    Any Development Intellectual Property that BIAL Controls or is jointly owned by the Parties shall, with respect to the Territory, be encompassed by the licenses set forth in Section 2.1 without additional consideration other than the payments set forth in Article 3.

(b)    The Parties agree that, to the extent it is required by the laws of any country, the Parties shall execute necessary documentation to reflect or record any licenses under jointly owned Developmental Intellectual Property granted to the other Party in accordance with this Agreement.

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10.2    Prosecution of BIAL Patents covering Development Intellectual Property, Joint Patents and NBIX Patents:

(a)    Each Party shall have the right, at its own expense, to file, prosecute, maintain, defend and enforce the Patents covering Development Intellectual Property which are owned or Controlled solely by that Party, subject to the remainder of this Section 10.2. Upon filing of such Patents of BIAL, it shall become a BIAL Patent as set forth in the definition of BIAL Patents. Upon filing of such Patents of NBIX, it shall become a NBIX Patent as set forth in the definition of NBIX Patents.

(b)    BIAL shall have the right to file, prosecute and maintain inside and outside the Territory any Joint Patents; provided however that BIAL shall provide NBIX with a copy of such Patents to be filed by BIAL and a copy of communications between its agents and any patent office regarding such Joint Patents, within a reasonable deadline prior to submitting such Joint Patents and communications to the patent office. Provided that NBIX responds within the specified deadline, BIAL shall consider or cause its agents to consider, in good faith, any reasonable comments NBIX may have regarding such Joint Patents or communication, provided that the final prosecution decisions shall rest solely with BIAL. NBIX shall be responsible for any expenses that it may incur in providing its comments.

(c)    NBIX shall provide BIAL with a copy of any NBIX Patents to be filed by NBIX and a copy of communications between its agents and any patent office regarding such NBIX Patents, within a reasonable deadline prior to submitting such NBIX Patents and communications to the patent office. Provided that BIAL responds within the specified deadline, NBIX shall consider or cause its agents to consider, in good faith, any comments BIAL may have regarding that NBIX Patents or communications, provided that final prosecution decisions shall rest with NBIX. BIAL shall be responsible for any expenses that it may incur in providing its comments. NBIX shall pay all official taxes, annuities, renewal and maintenance fees required to keep in force all issued NBIX Patents covering Development Intellectual Property solely owned or Controlled by NBIX.

(d)    BIAL has the right to file a Patent covering Development Intellectual Property Controlled by NBIX in any country in which NBIX decides not to file. NBIX shall notify BIAL of the decision not to file a Patent in a particular country within […***…] of making that decision, but not later than […***…] prior to the time when any statutory bar might foreclose filing of a Patent in that country. Upon receipt of such notification, BIAL shall have the option to assume full responsibility, at its own discretion and expense, to file a Patent in any such country under the name of NBIX. Following the filing of such Patent under the name of NBIX, NBIX shall cooperate and assist BIAL, at BIAL’s expense, in executing a written assignment of the NBIX Patent to BIAL and provide at BIAL’s expense any other conveyance instruments, documents or assistance as may be reasonably necessary or desirable to assign ownership to BIAL or to support the prosecution of such Patent, at BIAL’s sole expense. In the event that such Patent becomes the subject of an opposition or related proceeding, or if any Patent(s) to issue becomes involved in any adversary proceeding (e.g. litigation, invalidity or revocation

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proceedings), BIAL shall provide NBIX notice of such proceeding and BIAL shall provide NBIX reasonable opportunity to comment to BIAL.

(e)    NBIX shall advise BIAL if it no longer desires to continue prosecution or pay maintenance fees on any NBIX Patent either in the Territory or outside the Territory. Such notification shall be in writing and be provided not less than […***…] before the expiration of a response period or the payment due date for a maintenance fee. Upon receipt of such notification, BIAL shall have the option, exercisable upon written notification to NBIX, to assume the prosecution and/or maintenance of the NBIX Patent, in which event NBIX shall reasonably cooperate with and assist BIAL, at BIAL’s expense, in executing a written assignment of the NBIX Patent to BIAL and provide at BIAL´s expense any other conveyance instruments, documents or assistance as may be reasonably necessary or desirable to assign ownership to BIAL or to support the prosecution and maintenance of such Patent, at BIAL’s sole expense. For clarity, in the event that a NBIX Patent is assigned to BIAL pursuant to this Section 10.2(e), it shall be deemed to be a BIAL Patent under this Agreement, provided that if BIAL subsequently determines not to continue prosecution or pay maintenance fees, Section 10.2(f) shall not apply to such previously assigned Patent.

(f)    BIAL shall provide NBIX with a copy of any BIAL Patents to be filed by BIAL in the Territory covering Development Intellectual Property solely owned or Controlled by BIAL and a copy of communications between its agents and any patent office regarding such BIAL Patents in the Territory, within a reasonable deadline prior to submitting such BIAL Patents and communications to the patent office. Provided that NBIX responds within the specified deadline, BIAL shall consider or cause its agents to consider, in good faith, any comments NBIX may have regarding such BIAL Patents or communication, provided that final prosecution decisions shall rest with BIAL. NBIX shall be responsible for any expenses that it may incur in providing its comments. BIAL shall pay all official taxes, annuities, renewal and maintenance fees required to keep in force all issued BIAL Patents in the Territory covering Development Intellectual Property solely owned or Controlled by BIAL. If BIAL desires to discontinue the maintenance or prosecution, or payment of a maintenance fee, with respect to any Patent in the Territory included in the BIAL Patents under this Section 10.2(f), it shall notify NBIX in writing not less than […***…] before the deadline of a response period or the payment due date for a maintenance or other applicable fee. In the absence of any notification by NBIX within such […***…] period, BIAL may discontinue the maintenance or prosecution of such BIAL Patent in the Territory. Upon receipt of such notification by NBIX, NBIX shall have the option to assume, at its discretion and expense, the prosecution and maintenance of the affected Patent(s) in the Territory, in which event BIAL shall reasonably cooperate with and assist NBIX, at NBIX’s expense, in executing a written assignment of such BIAL Patent to NBIX and provide at NBIX´s expense any other conveyance instruments, documents, or assistance as may be reasonably necessary or desirable to assign ownership of the Patents or to support of the prosecution of the application. Any expenses incurred by NBIX for the prosecution and maintenance of the affected Patent(s) are not refundable under any circumstances. For clarity, in the event that a BIAL Patent is assigned to NBIX pursuant to this Section 10.2(f), it shall

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be deemed to be a NBIX Patent under this Agreement, provided that if NBIX subsequently determines not to continue prosecution or pay maintenance fees, Section 10.2(e) shall not apply to such previously assigned Patent.

(g)    Subject to BIAL’s right set out below to assign Joint Patents in the Territory to NBIX if BIAL no longer wishes to prosecute or maintain them, BIAL shall file, prosecute and maintain Joint Patents in the Territory, covering Development Intellectual Property jointly-owned by the Parties. All costs including legal fees, official taxes, annuities, renewal, and maintenance fees required to prosecute all such applications and keep in force all issued Joint Patents that are jointly owned by the Parties, shall be shared equally by the Parties with respect to Joint Patents in the Territory and borne by BIAL with respect to Joint Patents outside the Territory. If BIAL desires to discontinue its participation in the prosecution of any Joint Patents or maintenance fee of an issued Joint Patent in the Territory, it shall notify NBIX in writing not less than […***…] before the expiration of a response period or the payment due date for a maintenance fee. Upon receipt of such notification, NBIX shall have the option to assume full responsibility, at its discretion and expense, for the prosecution and maintenance of the affected Joint Patent(s) in the Territory, in which event BIAL shall reasonably cooperate with and assist NBIX, at NBIX’s expense, in executing a written assignment of the Joint Patent to NBIX and provide at NBIX´s expense any other conveyance instruments, documents, or assistance as may be necessary or desirable to establish ownership of the Joint Patent or to support the prosecution of the Joint Patents.

(h)    Neither Party may grant a license under a Joint Patent filed in or outside the Territory without the express written consent of the other Party; provided, however, that BIAL may license BIAL’s and NBIX’s interest in a Joint Patent outside the Territory without the express written consent of NBIX and without accounting to NBIX; provided that any such license shall be subject to BIAL’s rights under the NBIX License post termination and expiry of this Agreement.

ARTICLE 11

PATENT PROSECUTION AND MAINTENANCE

11.1    Prosecution and Maintenance of BIAL Patents Controlled Solely by BIAL: BIAL shall, at BIAL’s expense, file, maintain and prosecute or cause to be filed, maintained, prosecuted or continue to maintain and prosecute to issuance in the Territory the BIAL Patents (excluding the BIAL Patents addressed in Article 10). BIAL shall timely pay all official taxes, annuities, renewal and maintenance fees required to keep in force all issued Patents included in such BIAL Patents in the Territory. If BIAL desires to discontinue the maintenance or prosecution, or payment of a maintenance fee, on any Patent included in the BIAL Patents, it shall notify NBIX in writing not less than […***…] before the deadline of a response period or the payment due date for a maintenance fee. In the absence of any notification by NBIX within such […***…] period, BIAL may discontinue the maintenance or prosecution of such BIAL Patent. Upon receipt of such notification by NBIX, NBIX shall have the option to assume, at its discretion and expense, the prosecution and maintenance of the affected Patent(s) in the Territory, in which event BIAL shall reasonably cooperate with and assist

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NBIX, at NBIX’s expense, in executing a written assignment of such BIAL Patent in the Territory to NBIX and provide at NBIX’s expense any other conveyance instruments, documents, or assistance as may be reasonably necessary or desirable to assign ownership of the Patents or to support of the prosecution of the application. Any expenses incurred by NBIX for the prosecution and maintenance of the affected Patent(s) are not refundable under any circumstances. For clarity, in the event that a BIAL Patent is assigned to NBIX pursuant to this Section 11.1, it shall be deemed to be a NBIX Patent under this Agreement.

11.2    Abandonment of Opposition Contest: Notwithstanding the foregoing Section 11.1, in the event that BIAL is not willing to defend an opposition, inter parties review, post grant review, re-examination, nullity action, or other similar action (“Opposition Contest”), BIAL shall provide NBIX with advance written notice of any decision by BIAL not to defend such Opposition Contest in the Territory relating to a BIAL Patent. NBIX shall have a reasonable time period from receipt of such notice to elect to continue prosecuting and defending such Patent. In the event NBIX elects not to do so within […***…] after receipt of BIAL’s notification, BIAL may discontinue prosecuting and defending such BIAL Patent. NBIX shall bear the cost of such an Opposition Contest that NBIX elects to continue, and any expenses or fees paid by NBIX in defending such an Opposition Contest shall not be refundable under any circumstances BIAL shall, at NBIX’s request and expense, provide NBIX with reasonable assistance including providing available documents and making witnesses available reasonably requested or required by NBIX to continue prosecuting and defending such patent or patent applications, including cooperation of any consultants of BIAL, at NBIX’s expense. BIAL, at its own expense, shall have the right to participate in such Opposition Contest, or designate its own counsel to so participate, throughout each step of the Opposition Contest; provided that all decisions and conduct of activities in such Opposition Contest shall be the exclusive right of NBIX, further provided that NBIX shall take in good faith consideration any and all comments provided by BIAL.

11.3    Notices of Issued Patent: BIAL shall notify NBIX promptly but at least within […***…] of the issuance of each US and Canadian Patent included among the BIAL Patents along with the date of issuance and the Patent number for each such Patent.

11.4    Patent Term Extension:

(a)    In the event that applicable law in the Territory provides for the extension of the term of any BIAL Patent, BIAL shall have the exclusive right, but not the obligation, following a good faith consultation with NBIX, to seek BIAL Patent term extensions (including any patent term extension certificates, supplemental protection certificates and the like available under applicable law) in the Territory in relation to any such BIAL Patent. NBIX agrees to cooperate with BIAL including without limitation to provide necessary information and assistance as BIAL may reasonably request in obtaining such extension.

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(b)    In the event that applicable law outside the Territory provides for the extension of the term of any NBIX Patent, NBIX shall have the exclusive right, but not obligation, to seek NBIX Patent term extensions (including any patent term extension certificates, supplemental protection certificates and the like available under applicable law), provided however that NBIX may only reference a Marketing Authorization of BIAL with the prior written consent of BIAL, which BIAL may withhold or refuse in its absolute discretion. If BIAL gives such consent, BIAL agrees to cooperate with NBIX including without limitation to provide necessary information and assistance as NBIX may reasonably request in obtaining such extension. NBIX may not, directly or indirectly, exercise this right such that it has the effect of preventing BIAL from obtaining an extension of a BIAL Patent. For clarity, unless specifically authorized by BIAL, NBIX has no right to a Marketing Authorization for any product containing BIA 9-1067 outside the Territory.

(c)    In the event that applicable law in the Territory provides for the extension of the term of any NBIX Patent, NBIX shall have the exclusive right, but not the obligation, to seek NBIX Patent term extensions (including any patent term extension certificates, supplemental protection certificates and the like available under applicable law). NBIX may not, directly or indirectly, exercise this right such that it has the effect of preventing BIAL from obtaining an extension of a BIAL Patent.

(d)    With respect to the Joint Patents, BIAL shall have the exclusive right, but not the obligation, to seek Joint Patent term extensions (including any patent term extension certificates, supplemental protection certificates and the like available under applicable law) outside the Territory in relation to any such Joint Patent and NBIX shall have the exclusive right, but not obligation, to seek Joint Patent term extensions (including any patent term extension certificates, supplemental protection certificates and the like available under applicable law) in the Territory in relation to such any Joint Patent. NBIX may not, directly or indirectly, exercise this right such that it has the effect of preventing BIAL from obtaining an extension of a BIAL Patent. The Parties understand and agree that an application of Joint Patent term extensions shall be made in the name of the Parties, and if a Party has the exclusive right to seek such Joint Patent term extension determined to do so, the other Party agrees to cooperate with such Party including without limitation to provide necessary information and assistance as such Party may reasonably request in obtaining such extension.

(e)    Should the law require the Party not having the exclusive right as set forth herein (“Non-extension Party”) to apply for such an extension directly, the Party having the exclusive right as set forth herein (“Extension Party”) shall cooperate with the Non-extension Party in obtaining such an extension and shall execute such documents and take such additional actions as the Non-extension Party may reasonably request in connection therewith. Should applicable law in the Territory require that any such authorization be held in the name of the Non-extension Party, such authorization shall be held by the Non-extension Party solely for the benefit of and in trust for the Extension Party and, upon termination or expiration of the Term of this Agreement, the Non-extension Party agrees to assign such authorization to Extension Party, its Affiliate or nominee and to provide any other conveyance, instruments, documents or assistance as may be necessary or desirable to establish ownership of such

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authorization in Extension Party. Notwithstanding anything to the contrary contained herein, the Parties shall use reasonable efforts to agree upon a joint strategy relating to patent term extensions with respect to BIAL Patents, Joint Patents and NBIX Patents, but, in the absence of mutual agreement with respect to any extension issue, Extension Party shall have the final decision making authority, except as otherwise set forth in this Agreement.

11.5 Patent Certifications:

(a)     Each Party will immediately give written notice to the other of any certification of which it becomes aware that has been filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), or § 355(j)(2)(A)(vii)(IV) (or any amendment or successor statute thereto or Canadian equivalent statute) claiming that the BIAL Patents, Joint Patents or NBIX Patents covering the Licensed Product are invalid, unenforceable, and/or that infringement will not arise from the manufacture, use, offer for sale or sale, of such Third Party product by a Third Party. BIAL shall have the first right, but shall not be obligated, to bring suit against the Third Party that filed the certification. If BIAL decides not to bring infringement proceedings against the Third Party making such a certification with respect to any BIAL Patent or Joint Patent and a Licensed Product, BIAL will give notice to NBIX of its decision not to bring suit within […***…] after receipt of notice of such certification (or, if the time period permitted by law is less than […***…], within half of the time period permitted by law for NBIX to commence such action). NBIX shall then have the right, but shall not be obligated, to bring suit against the Third Party that filed the certification. Any suit by either Party may be in the name of either or both Parties, as may be required by law. For this purpose, the Party not bringing suit will execute such legal papers necessary for the prosecution of such suit and will provide assistance at the other Party’s expense as may be reasonably requested by the Party bringing suit, including joining such action as a party. In any event, the Party bringing the suit shall (i) seek approval of the law firm selected to litigate such action from the other Party (such approval not to be unreasonably withheld or delayed) and (ii) provide regular updates from its counsel on the status of such action to the other Party. In addition, the Party not bringing suit has the right to be present, but not to actively participate, for all depositions, settlement negotiations, and other significant meetings or hearings.

(b) If BIAL commences infringement proceedings against the Third Party, BIAL will be solely responsible for the expenses and costs of prosecuting that lawsuit, even if BIAL names NBIX as a co-plaintiff or otherwise brings NBIX into the lawsuit. BIAL will seek the advice of and consult with NBIX regarding the strategy and prosecution of the lawsuit. In no event will BIAL dismiss or otherwise resolve such lawsuit without the participation of and express written consent of NBIX, which shall not be unreasonably withheld, conditioned or delayed.

(c) If NBIX commences infringement proceedings against the Third Party, NBIX will be solely responsible for the expenses and costs of prosecuting that lawsuit, even if NBIX names BIAL as a co-plaintiff or otherwise brings BIAL into the lawsuit. NBIX will seek the advice of and consult with BIAL regarding the strategy and prosecution of the lawsuit. In no event will NBIX dismiss or

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otherwise resolve such lawsuit without the participation of and express written consent of BIAL, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 12

INFRINGEMENT

12.1    Infringement of the BIAL Patents:

(a)    If either Party identifies a Third Party infringement of an issued BIAL Patent or Joint Patent in the Territory (other than via a certification notice mentioned under Section 11.5) it shall promptly (within […***…]) notify the other Party of the alleged infringement. NBIX will have […***…], from the date that NBIX either receives a notice of alleged infringement from BIAL or provides such a notice to BIAL, to: […***…]. NBIX shall have the initial right, at its own expense, to enforce BIAL Patents and Joint Patents in the Territory. If NBIX initiates a suit against the infringer, BIAL shall cooperate with NBIX, at NBIX’s expense, including joining in the action as a party to the extent necessary to permit NBIX to pursue the action. NBIX shall assume all costs of any action it pursues against the Third Party and shall reimburse BIAL for its costs (including reasonable attorneys’ fees and expenses) of assisting in the action as requested by NBIX.

(b)    If NBIX does not complete one of the three actions described in Section 12.1(a) within […***…] after the notice, BIAL may initiate the action against the infringer and NBIX shall cooperate fully with BIAL, at BIAL´s expense, including joining the action to the extent necessary to permit BIAL to pursue the action. BIAL shall assume all costs of asserting a claim of infringement against the Third Party, and shall reimburse NBIX for its costs (including reasonable attorneys’ fees and expenses) of assisting in the action.

(c)    Any damages or other monetary awards recovered in any action brought by one of the Parties against an infringer of a BIAL Patent or Joint Patent in the Territory shall be applied to the reimbursement of the Parties for their respective out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in prosecuting such infringement action on a pro rata basis based upon their respective out-of-pocket expenses until all such expenses have been recovered, and any remaining balance, if any, will be divided […***…]) to NBIX and […***…]) to BIAL. The Party who initiated a lawsuit as specified in this Section may only settle any law suit or agree the terms of any sublicense that in each case would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement, with the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(d)    Any action under Section 11.5 shall be subject to the terms of Section 11.5 and not Sections 12.1(a) and (b).

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12.2    Alleged Infringement of Third Party Patents:

(a)    If either Party becomes aware that the development, making, packaging, labelling, handling, storage, importation, transportation, use, distribution, promotion, offer for sale, marketing or sale of a Licensed Product within the Territory infringes or is alleged to infringe a patent of a Third Party (each, an “Alleged Infringement”), it shall promptly, but in any event no later than […***…] after becoming aware, notify the other Party.

(b)    The Parties shall thereafter attempt to agree upon a course of action which may include, without limitation: […***…]. In the event that the Parties do not agree upon a course of action pursuant to the preceding sentence within […***…] after learning of such Alleged Infringement, NBIX […***…]; provided however, that with respect to an Alleged Manufacturing Infringement, […***…]. If NBIX declines to assume control of the defense of any Alleged Infringement in the Territory, then NBIX shall provide an explanation to BIAL regarding its decision to decline to assume control, and then BIAL shall have the right, but not the obligation, to assume such defense, at BIAL’s expense. Upon request of the Party controlling the defense of any such action, the other Party shall, at the controlling Party’s expense, join in any such litigation and will have the obligation to reasonably cooperate with the controlling Party (including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other such employees who may be helpful with respect to such suit, investigation, claim or other proceeding). The controlling Party shall only have the right to settle any Alleged Infringement and agree the terms of such settlement (which may include a license), with the other Party’s consent, which shall not be unreasonably withheld.

(c)    In the event that (i) the development, making, packaging, labelling, handling, storage, importation, transportation, use, distribution, promotion, offer for sale, marketing or sale of a Licensed Product is deemed by a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a Third Party in the Territory, or (ii) NBIX or its Affiliate obtains a license under such patent(s) in settlement of such claims with the consent of BIAL (such consent shall not be unreasonably

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withheld or delayed), or (iii) NBIX determines that it is commercially necessary to pay royalties or other fees to a Third Party to obtain a license to practice any Third Party’s rights in order for NBIX to carry out the activities envisaged by this Agreement in the Territory as well as to avoid the infringement of a claim of a patent(s) owned or controlled by a Third Party in the Territory (“Third Party License”), during the Term, then […***…].

(d)    In the event there is an Alleged Manufacturing Infringement, (i) if BIAL determines it is commercially necessary to modify the process(es) for making or packaging the relevant Licensed Product to avoid the Alleged Manufacturing Infringement, all costs related to such modification (hereinafter “Process Modification Costs”), and/or (ii) if the Parties determine that it is commercially necessary to pay royalties or other fees to obtain Third Party License to avoid the Alleged Manufacturing Infringement in the Territory, then all such costs, license fees and royalties for such Third Party License, and (iii) all Losses (as defined in Section 16.1 hereof) resulting from such Alleged Manufacturing Infringement in the Territory (such costs, fees, and Losses described in clauses (i), (ii), and (iii) of this sentence shall be referred to as “Alleged Manufacturing Infringement Costs”), then, notwithstanding any other provision of this Agreement, any and all Alleged Manufacturing Infringement Costs shall […***…]; provided however that, in the event there is also an alleged manufacturing infringement outside the Territory which requires the incurrence of Process Modification Costs, then the Process Modification Costs […***…]:

[…***…]:

NBIX Portion = […***…]

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NBIX Portion = […***…]

NBIX Portion = […***…]

NBIX Portion = […***…]

In addition, if BIAL determines the appropriate action to take in response to an Alleged Manufacturing Infringement is to modify the process(es) for making or packaging a Licensed Product to avoid the Alleged Manufacturing Infringement, then such activities will be undertaken as a collaborative effort between the Parties and overseen by the JSC.

ARTICLE 13

CONFIDENTIALITY

13.1 Confidential Information:

(a)    As used in this Agreement, the term “Confidential Information” means, with respect to a Party, all data, know-how and other information, whether written or oral, technical or non-technical, that is disclosed by or on behalf of such Party (including by or on behalf of or through a parent, subsidiary, Affiliate, contractor or licensee) to the other Party (including by or on behalf of or through a parent, subsidiary, Affiliate, contractor or licensee) in the performance of this Agreement, the SDEA, the Supply Agreement and the Quality Agreement. Confidential Information may include BIAL Know-How, NBIX Know-How, commercial information, Development and Regulatory Plans, Development Studies protocols, financial statements, reports, pricing, trade secrets, secret processes, formulas, customer data (including customer lists), business information, business methods, business plans, and pricing, cost, supplier and manufacturing information, All Confidential Information shall remain the property of the disclosing Party. In addition, all information disclosed by BIAL under that certain Confidentiality Agreement between the Parties dated June 10, 2015 (the “Confidentiality Agreement”), shall be deemed BIAL’s Confidential Information, and any use or disclosure thereof by NBIX that is permitted under this Agreement shall not be deemed a breach of the Confidentiality Agreement.

(b)    The term “Confidential Information” does not include any such items for which the receiving Party can show by competent written proof or other reasonable support that such item:

(i) was known to and existed in documentary or other physical form in the possession of the receiving Party at the time of disclosure;

(ii) subsequent to the receipt hereunder, is made available to the receiving Party on a non-confidential basis by a Third Party which is legally entitled to make such information available;

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(iii) was or becomes publicly known through no fault of the receiving Party; or

(iv) is independently developed by employees or agents of the receiving Party without access to Confidential Information disclosed hereunder.

13.2    Obligations of Confidentiality: Subject to the provisions in Section 13.1(b), during the Term and for as long as the Confidential Information relating thereto is not made public by the disclosing Party, each Party agrees:

(a)    to preserve the confidentiality of all Confidential Information received from the other Party, and not to disclose any such Confidential Information to a Third Party without first obtaining the written consent of the disclosing Party, except as may be otherwise provided herein;

(b)    to take all necessary steps to ensure that Confidential Information received from the other Party is securely maintained and to inform those who are authorized to receive such Confidential Information of their obligations under this Agreement; and

(c)    to use any and all Confidential Information received from the other Party solely in connection with, or as permitted by, this Agreement (including exercising its rights and performing its obligations hereunder) and for no other use.

13.3    Right to Disclose:

(a)    Nothing herein shall be construed as preventing either Party from disclosing any Confidential Information received from the other Party to its officers, directors and employees, Affiliates, distributors, licensees, sublicensees, consultants, professional advisors, agents and contractors (the “Representatives”), in each case where such person or entity has a reasonable need to know such Confidential Information, provided that the Representatives have undertaken similar written obligations of confidentiality and non-use with respect to the Confidential Information.

(b)    Nothing contained in this Article restricts the Parties or their respective Affiliates from disclosing the other Party’s Confidential Information as reasonably required for: (i) seeking any Marketing Authorization or other authorization required under or for the purposes of this Agreement, (ii) regulatory, tax or customs reasons, (iii) audit purposes, (iv) the development, manufacture, use, sale, external testing or marketing trials of products in a manner consistent with the terms of this Agreement, the SDEA, the Supply Agreement and the Quality Agreement, or (v) the filing or prosecuting Patents as contemplated by this Agreement, without violating the above secrecy provision (it being understood that publication of such Patents within […***…] of filing will not violate such secrecy provisions), or (vi) by court order or other government order or request. With respect to disclosing Confidential Information pursuant to a court order or other government order or request, prompt notice of such order or request shall be provided to the disclosing Party and, to the extent legally possible, the disclosure shall not occur until the disclosing Party either approves the disclosure or has had the

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opportunity to seek a protective order or other appropriate remedy to curtail such disclosure. In the event that the disclosing Party is unsuccessful in preventing the disclosure of Confidential Information to the court or government, the other Party shall take reasonable efforts to protect the confidentiality of the Confidential Information and will disclose only that portion of Confidential Information which it is legally required to disclose.

13.4 Disclosure of Financial and Other Terms:

(a)    Except as required by applicable laws, treaties or agreements (including securities laws and regulations), the Parties agree that the terms of this Agreement, the SDEA, the Supply Agreement and the Quality Agreement will be considered Confidential Information of both Parties.

(b)    Notwithstanding the foregoing, (i) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, in order to comply with applicable laws, regulations or stock exchange rules, provided that, to the extent legally possible, such Party shall provide the other Party with a copy, in English language, of the proposed text of such statements or disclosure sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text, and (ii) either Party has the right to disclose this Agreement (but, for the avoidance of doubt, not any other Confidential Information of the other Party) under a confidentiality obligation no less protective than that set forth in this Agreement (but which may be of shorter duration, but at least […***…]), to any potential acquirer, merger partner, providers of financing, or potential providers of financing and their advisors.

(c)    Neither Party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement except as provided in Section 13.5 and except: (i) where disclosure is required under applicable laws and (ii) either Party may use the text of a statement previously approved in writing by the other Party.

13.5     Publicity/Use of Names.

(a)    Except as otherwise provided in this Agreement, neither Party nor any of its Affiliates or Third Party licensee shall use the name, trademark, trade name or logo of the other Party or any of its Affiliates or Third Party licensee, or the names of their respective employees, in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

(b)    Each Party may issue a press release announcing the entry into this Agreement in a form approved by the Parties in writing as of the Effective Date. Neither Party nor any of its Affiliates shall originate any other publicity, news release or other public announcement including, without limitation, online announcement or disclosure, written or oral, relating to the terms or conditions contained in this Agreement, or the existence of and information about any performance, including, without limitation,

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any Development Studies, conducted by any Party and/or any of its Affiliates under this Agreement without the prior written approval, and agreement upon the nature and text of such announcement or disclosure, of the other Party, which approval and agreement shall not be unreasonably withheld or delayed. For clarity, BIAL shall have the right to provide its or its Affiliates’ licensees outside the Territory with a copy of each draft copy of announcement of NBIX for their review and comment.

(c)    Notwithstanding the foregoing, either Party may make such disclosures without the prior consent of the other Party if such disclosure is required by law; provided, however, that any disclosure required by law shall be subject to the last sentence of Section 13.3(b) mutatis mutandis.

(d)    The Party desiring to make any public announcement or other disclosure, as provided above, shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time, and in any event at least […***…], to the extent practicable with respect to legally required disclosures, prior to public release, and shall provide the other Party with a written copy thereof, in English language, in order to allow such other Party to comment upon such announcement or disclosure.

(e)    The Parties acknowledge that no further approval is required for disclosure of information for which consent has previously been obtained and information of a similar nature to that which has been previously disclosed publicly with respect to the subject matters contained in this Agreement and/or the existence of and information about any performance conducted under this Agreement or related to Licensed Product in any country in and outside the Territory.

(f)    The Parties agree that generally they shall make press releases simultaneously; provided, however, that in the event that one Party informs the other Party that it does not desire to make a press release, such Party shall not be obligated to make such press release and the other Party may make a unilateral press release on its own behalf subject to the provisions of this Section 13.5.

(g)    All press releases of NBIX related to Licensed Products or where the Licensed Products are mentioned shall include a phrase to the effect that all rights to Licensed Products and BIA 9-1067 are licensed from BIAL in the same manner as set forth in Section 2.1(f).

13.6    Consequences of Breach: The Parties understand that monetary damages may be inadequate or insufficient to protect any breach of any of the provisions of this Article 13 by either Party or its officers, directors and employees, its Affiliates, distributors, licensees, sublicensees and contractors, or any other person or entity acting in concert with it or on its behalf. Accordingly, the non-breaching Party will be able to seek all remedies available at law or in equity, including the right to request injunctive relief, specific performance of the provisions of this Article 13 and/or to claim damages in a court of competent jurisdiction.

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ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1    Representations and Warranties by BIAL: BIAL hereby represents and warrants to NBIX as of the Effective Date, that:

(a) Exhibit 2.1 attached hereto (i) contains a true and complete list of the BIAL Patents in the Territory as of the Effective Date and (ii) includes all Patents owned or in-licensed by BIAL in the Territory that claim or cover BIA 9-1067 or any Licensed Product.

(b)    Exhibit 2.3 attached hereto contains the […***…] trademarks selected by BIAL for the Territory as of the Effective Date;

(c)    BIAL is the sole owner of the entire right, title and interest in and to the BIAL Patents and the Trademarks as at the Effective Date, free and clear from any mortgages, pledges, liens, security interests, conditional and instalment sale agreements, encumbrances, charges or claims of any kind. BIAL has the full power, authority and legal right to enter into this Agreement, to perform its obligations hereunder and to license them to NBIX on the terms of this Agreement and, together with its Affiliates, to perform BIAL’s obligations hereunder, and to the Knowledge of BIAL no person or governmental authority, has any claim of ownership with respect to BIAL Patents listed on Exhibit 2.1 and/or Trademarks listed on Exhibit 2.3 as of the Effective Date;

(d)    to the Knowledge of BIAL but having made no investigations, no Third Party is infringing or is threatening to infringe or make unauthorized use of any of the BIAL Patents or the BIAL Know How or Trademarks in the Territory;

(e)    there are no pending or, to the Knowledge of BIAL, threatened actions, suits, claims, interference proceedings or governmental investigations in any court, arbitration, patent office, administrative or other tribunal in the Territory by or against BIAL or its Affiliates involving BIA 9-1067, the BIAL Patents, the BIAL Know How or Trademarks. In particular, there is no pending or, to the Knowledge of BIAL threatened product liability action nor intellectual property right litigation inside or outside the Territory (other than the trademark oppositions and cancellation action which BIAL has informed NBIX of), including, but not limited to, a challenge to the validity or ownership of BIA 9-1067, the BIAL Patents or the BIAL Know How or Trademarks, relating to BIA 9-1067;

(f)    there are no pending or, to the Knowledge of BIAL, threatened claims or actions claiming that the development, manufacture, sale, offering for sale, importation or use of the Licensed Products in the Territory would infringe the intellectual property rights of any Third Party;

(g)    to the Knowledge of BIAL, the development, manufacture, sale, offering for sale, importation and use of the Initial Product for the Initial Indication in the Territory will not infringe or misappropriate the valid and issued patent rights of any Third Party;

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(h)     to the Knowledge of BIAL, the claims of the issued BIAL Patents are valid and enforceable.

(i)    it has not previously granted rights under the BIAL Patents, BIAL Know-How and/or Trademarks, or any portion thereof, that conflict with the rights and licenses granted to NBIX under this Agreement for the Territory;

(j)    all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by BIAL in order to enter into this Agreement have been obtained;

(k)    To the Knowledge of BIAL, BIAL it has materially complied with GCP, GMP and GLP in connection with the development of BIA 9-1067 and other applicable laws, rules and regulations; and

(l)    BIAL has not intentionally withheld or concealed from NBIX (i) any material written information requested by NBIX and in BIAL’s possession or Control as of the Effective Date relating to the Initial Product (other than with respect to the Manufacturing Know-How) or (ii) any material information requested by NBIX and in BIAL’s possession or Control relating to the BIAL Patents.

14.2    Representations and Warranties by NBIX: NBIX hereby represents and warrants to BIAL as of the Effective Date that:

(a)    all necessary consents, approvals and authorizations of each Agency, other governmental authorities and other persons or entities required to be obtained by NBIX in order to enter into this Agreement have been obtained; and

(b)    the First Development and Regulatory Plan represents all NBIX’s plans for its activities in respect of the development of the Licensed Products, which are developed based on the information provided by BIAL prior to the Effective Date, and it has not intentionally withheld or concealed from BIAL any material information relating to NBIX’s intended activities in respect of BIA 9-1067 and/or the Licensed Products; and

(c)    there are no Competing Products under development or being commercialized in the Field in the Territory that are Controlled by or on behalf of NBIX or its Affiliates; and

(d)    there are no compounds or drug products under development by NBIX or its Affiliates which would be covered by any of the BIAL Patents; and

(e)    there are no NBIX Patents or NBIX Know-How.

14.3    Mutual Representations and Warranties: Each Party hereby represents and warrants to the other Party as of the Effective Date, that:

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(a)    Such Party is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation.

(b)    The execution and delivery of this Agreement by such Party has been duly authorized by all necessary corporate actions on the part of such Party. Such Party has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Party, is a legal and valid obligation binding upon such Party and enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

(c)    The execution, delivery and performance of this Agreement does not and will not violate (i) the organizational documents or by-laws of such Party, or (ii) any provision of any agreement or other instrument or document to which such Party is a party or by which any of its assets or properties is bound or affected.

14.4    Negation of Implications: Except as expressly stated herein, nothing in this Agreement will be construed as:

(a)    An obligation on the part of either Party to bring or prosecute actions or suits against Third Parties for infringement of any of the Patents or other intellectual property rights of the Parties;

(b)    Conferring on either Party a right to use in advertising, publicity, or otherwise any trademark, service mark, or trade name of the other Party; or

(c)    Granting by implication, estoppel, or otherwise, any licenses or rights under patents or other intellectual property of a Party other than those rights expressly granted herein.

14.5    Non Reliance; Disclaimer:

(a)    The warranties and representations of each Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

(b)    NBIX waives any right it may have to rescind this Agreement for any misrepresentation by BIAL.

(c)    EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE LICENSED PRODUCTS OR ANY PATENTS, KNOW-HOW, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY DISCLOSED, DEVELOPED, OR LICENSED UNDER THIS AGREEMENT. EXCEPT TO THE EXTENT

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EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE LICENSED PRODUCTS OR ANY PATENTS, KNOW-HOW, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY DISCLOSED, DEVELOPED, OR LICENSED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR REPRESENTATION OF NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 15

TERM AND EXPIRATION AND TERMINATION OF THIS AGREEMENT

15.1    Term:

(a)    This Agreement commences as of the Effective Date and shall remain in force, on a Licensed Product by Licensed Product and country by country basis, unless otherwise terminated in accordance with any of the provisions of this Article 15, until the last day of the first Calendar Quarter during which a Generic Product in respect of such Licensed Product is sold in such country […***…] in such country in such Calendar Quarter (the “Term”).

(b)    Upon the expiration of this Agreement in respect of a Licensed Product in a country in the Territory, the licenses granted to NBIX in Section 2.1 and 2.2 shall (save with respect to the Trademark) become fully-paid, perpetual and irrevocable in respect of such Licensed Product (but not, for the avoidance of doubt, in respect of any other Licensed Product) in such country (but not, for the avoidance of doubt, in respect of the other country within the Territory) and shall include the right to manufacture and have manufactured such Licensed Product.

(c)    Upon NBIX’s written request […***…] prior to the estimated expiration of the Term in respect of a Licensed Product, the Parties shall negotiate in good faith the terms under which BIAL may continue to supply such Licensed Product to NBIX after the Term and shall use reasonable efforts to conclude such negotiation and enter into a supply agreement containing such terms prior to expiration of the Term, provided that if the Parties fail to enter into such agreement prior to the end of the Term, the Supply Agreement shall continue to govern the supply of such Licensed Product for […***…] post expiration of this Agreement.

(d)    After the Term and if BIAL is not supplying a certain Licensed Product, NBIX shall pay BIAL a royalty of […***…] percent ([…***…]%) of Net Sales of such Licensed Product sold by NBIX and/or its Affiliates under or in relation to the Trademark. Such royalties shall be paid by NBIX to BIAL within […***…] following the end of each Calendar Quarter together with a statement showing the aggregate gross sales in value and in Units, the type and value of deductions made in calculation of Net

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Sales, the aggregate Net Sales in such Calendar Quarter and the amount of royalties due to BIAL in respect of that Calendar Quarter. BIAL shall have the right to audit all of the foregoing pursuant to, mutatis mutandis, Paragraphs 1.7(a) and (b) of Exhibit 4.

15.2    Termination for Cause: Prior to expiration of the Term as set forth in Section 15.1, either Party may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, upon the occurrence of any of the following events (each, a “Termination Event”):

(a)    either Party may terminate this Agreement upon written notice to the other Party, if the other Party materially breaches or defaults in the performance of any of its obligations hereunder (except an alleged breach by NBIX of any obligation requiring it to use Commercially Reasonable Efforts) and such breach is uncurable or it fails to cure such breach or default within […***…] (or […***…], solely with respect to a payment breach) following receipt of written notice from the non-breaching Party specifying the breach or default in reasonable detail; provided, however, that the Parties shall meet in person and discuss in good faith the alleged breach or default and potential cures (if applicable) for such alleged breach or default within the […***…] or […***…] day timeframe (as applicable) prior to such termination becoming effective.

(b)    If it is determined in accordance with Sections 17.1(d) and 17.1(e) that NBIX has breached any of its obligations to use Commercially Reasonable Efforts and if NBIX fails to take the action to remedy the breach or default described by the arbitrator in its decision within the period set out in the arbitrator’s decision, BIAL may terminate this Agreement by giving, at any time within three months after the end of that period, not less than thirty (30) days’ notice;

(c)    by BIAL pursuant to Section 7.3(b) or 7.3(c) upon […***…] days written notice to NBIX; or by BIAL pursuant to Section 8.3(h) upon […***…] days written notice to NBIX;

(d)    by either Party if the other Party voluntarily files or a resolution is passed for its administration, winding up, or dissolution, or should a trustee administrative or other receiver, manager, administrator, liquidator or similar officer be appointed for all or any of its retained business assets or operations or it enters into or proposes any composition or arrangement with its creditors generally or anything similar to the foregoing occurs in any applicable jurisdiction;

(e)    Within thirty (30) Business Days of receipt of a Change of Control Notice, BIAL may elect, by giving […***…] notice in writing to NBIX, to terminate this Agreement if NBIX has undergone a Change of Control involving any of the following circumstances (i) to (iii):

(i)    the Third Party involved in the Change of Control, whether by absorption of, absorption by, acquisition of, acquisition by, consolidation or merger with, NBIX or otherwise (the “Change of Control Entity”) is developing, importing, using, promoting, distributing, commercializing, offering for sale or selling a Competing Product in and/or outside the Territory and such Change of Control Entity:

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(A)    does not provide notice to BIAL within […***…] of the Change of Control of its intention to divest itself of such Competing Product;

(B)    having provided such notice to BIAL, does not use Commercially Reasonable Efforts to divest itself of such Competing Product within […***…] of such Change of Control ; and

(C)     having provided such notice to BIAL, does not actually divest itself of such Competing Product within the earlier of (1) […***…] of such Change of Control or (2) such timeframe ordered by the Federal Trade Commission of the US; or

(ii)    the Change of Control Entity is or has been within […***…] engaged in litigation (in court, arbitral tribunal or otherwise) against BIAL, or written correspondence exists threating litigation or allegations of infringement of any Patent, trademarks or other intellectual property right of BIAL or its Affiliates, whether or not relating to the Licensed Products and in and/or outside the Territory; or

(iii)    the Change of Control Entity (together with the NBIX entity or assets it has acquired) does not have the capabilities (including, without limitation, the financial capability) and resources (including, without limitation, know-how and personnel) at least comparable to NBIX’s capabilities and resources to meet the obligations under this Agreement.

(f)    In the event that NBIX undergoes a Change of Control prior to the first Approval and such Change of Control does not involve any of the circumstances under Section 15.2(e), BIAL may also elect to terminate this Agreement within […***…] of receipt of the Change of Control Notice, by giving […***…] notice in writing to NBIX (such notice hereinafter referred to as the “Section 15.2(f) Notice”); provided however that, […***…]), then the Agreement shall not be terminated but shall continue in full force and effect as modified by the foregoing written confirmation.

15.3    Termination For Convenience: NBIX may terminate this Agreement in its entirety for any or no reason, upon:

(a)    […***…] prior written notice to BIAL if such notice is given prior to the first NDA Approval of the Initial Product in the US, in which case:

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(i) if such termination notice is provided (A) prior to or after first learning from the FDA that no Phase III Study is required or (B) after learning that a single Phase III Clinical Study […***…] is required for NDA submission, NBIX shall pay to BIAL […***…] US Dollars (US$[…***…]) within […***…] of the date of such notice.

(ii) Should the fee in Section 15.3(a)(i) not be payable, NBIX shall be under the obligation to complete all ongoing development activities prior to the conclusion of the termination notice period or such other period reasonably necessary to complete such activities.

(b)     […***…] prior written notice to BIAL if such notice is given after the first NDA Approval of the Initial Product in the US.

15.4    Waiver of Termination Event: The right of either Party to terminate this Agreement as provided in Sections 15.2 or 15.3 shall not be affected in any way by such Party’s waiver or failure to take action upon the occurrence of a previous Termination Event.

15.5    Rights and obligations upon Termination of the Agreement: If this Agreement is terminated:

(a)    All licenses granted by BIAL under this Agreement shall terminate save that during the wind-down periods referenced in this Section 15.5 (if applicable), the license granted to NBIX with respect to Licensed Products in the Field in the Territory shall be non-exclusive and limited to the activities expressly contemplated by this Section 15.5, and, without limiting the foregoing, BIAL shall have the right to engage one or more other distributors and/or licensees of the Licensed Products in the Field in the Territory;

(b)    If this Agreement is terminated by BIAL in accordance with Section 15.2(a), 15.2(b) or 15.2(c), NBIX and its Affiliates shall not use, develop, import, promote, distribute, market, commercialize, offer for sale or sell within the Field and Territory, any Competing Product for the period of one (1) year after the date of termination;

(c)    NBIX shall promptly assign to BIAL, or to its Affiliate or nominee, all right, title and interest in and to any INDs for Licensed Products and/or BIA-9-1067 (including the BIA-9-1067 IND) in the Territory and NBIX shall notify the FDA and other applicable Agencies in writing that ownership of such INDs has been assigned to BIAL or its Affiliate or nominee;

(d)    NBIX shall promptly assign to BIAL or its Affiliate or nominee, any Approval(s), and any pending or approved NDAs for any Licensed Products in the Territory;

(e)    Any Patent term extensions of a NBIX Patent covering or relating to BIA 9-1067 shall be assigned to BIAL, its Affiliate or nominee;

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(f)    The NBIX License shall convert to an exclusive, fully paid-up, royalty-free, irrevocable, perpetual and worldwide (including the Territory) license;

(g)    NBIX shall promptly assign and deliver to BIAL or its Affiliate documents, material, data, reports, Regulatory Authority or development correspondence, rights and information, Controlled by NBIX, directly relating to or concerning BIA 9-1067 or the relevant Licensed Products; and

(h)    At the written request of BIAL, NBIX shall assign to BIAL or to its Affiliate or nominee any Licensed Product-specific Third Party agreements, to the furthest extent possible, provided that such assignment is permitted under the Licensed Product-specific agreement or is accepted by the Third Party. In the event such assignment is not requested by BIAL or is not accepted by such Third Party, then the rights of such Third Party with respect to Licensed Products shall terminate upon termination of this Agreement. NBIX shall use Commercially Reasonable Efforts to ensure that such Third Parties (if its contract is not assigned to BIAL pursuant to this Section 15.5(h)) shall transition any remaining Licensed Products back to BIAL in the manner set forth in this Section 15.5, and to include provisions requiring compliance with these provisions in the agreements with Third Parties.

(i)    At BIAL’s discretion and upon BIAL’s written request which shall be delivered prior to the effective date of the termination, during a period starting on the date of notice of termination and not exceeding six (6) months following the effective date of termination:

(A)    the Parties shall work together in good faith to adopt a plan to wind-down any development activities with respect to the Licensed Products in the Territory in an orderly and reasonable fashion or, at BIAL’s election, promptly transition such development activities to BIAL or its designee, at NBIX’s expense (except in the event of termination by NBIX for a BIAL breach pursuant to Section 15.2 hereof, in which case it shall be at BIAL’s expense), with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials of Licensed Products and take any actions the Parties deem reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable laws. NBIX shall perform or cause to be performed its outstanding non-cancellable obligations with respect to the development of any Licensed Products that existed or accrued prior to the notice date of termination; and

(B)    NBIX shall continue, to the extent that NBIX continues to have an inventory of Licensed Products, to fulfil orders received from customers for Licensed Products in the Territory prior to the effective date of termination. For the Licensed Products sold by NBIX or its Affiliates after the effective date of termination, NBIX shall continue to make payments to BIAL in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, NBIX and its Affiliates shall cease such activities upon sixty (60) days’ written notice given by BIAL at any time after the effective date of a termination requesting that such activities cease. Within […***…] after BIAL has given notice to NBIX requesting the cessation of

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activities pursuant to the provision of this Section 15.5(i)(B), NBIX shall notify BIAL of an estimate of the quantity of Licensed Products and shelf life remaining in NBIX’s inventory and BIAL shall have the right, but not the obligation, to purchase any such quantities of Licensed Products from NBIX at a price mutually agreed by the Parties. To the extent BIAL does not purchase such quantities, NBIX may sell such quantities during the period of […***…] after the receipt by NBIX of a notice specifying that BIAL does not intend to purchase such quantities within the shelf life remaining for such Licensed Products.

15.6    Survival: The following terms and provisions will survive the termination or expiry of the Agreement: Articles 1, 13 (for the period as specified therein) and 16 (in respect of claims resulting from activities occurring or failing to occur prior to termination or expiry); and Sections 2.1(a), 2.1(b), 2.1(c) and 2.1(h); 2.5 (in respect of liabilities accruing prior to termination or expiry); 2.6(c)(iii); 2.7(b) and 2.7(c); 3.1(b). 3.1(c), 3.2, 3.3 and 3.4 (all in respect of payments that have become due prior to termination or expiry); 7.5 (b) and 7.5(c); 7.7(b); 7.8 (in respect of recall events occurring prior to termination or expiry); 9.2(a) and 9.2(b); 9.4(b); 9.5; 9.6; 10.1(first paragraph); 10.2(g); 10.2(h); ; 15.1(b), 15.1(c) and 15.1(d); 15.5; 15.6; 15.7; 17.1; 17.2; 17.4; 17.6; 17.7; 17.8; 17.9; 17.10; 17.11; 17.13 and 17.14.

15.7    Accrued Rights and Obligations: Expiration or any early termination of this Agreement will not relieve the Parties of any obligation or liability accruing prior to such termination or expiration, including, without limitation, the payment obligations set forth in Article 3.

ARTICLE 16

INDEMNIFICATION

16.1    Indemnity by BIAL: In addition to any other remedy available to NBIX, except as otherwise provided in Section 16.2, BIAL shall indemnify, defend and hold harmless NBIX and its Affiliates and their respective agents, employees, directors and officers (collectively, the “NBIX Indemnitees”) from and against any liabilities, assessments, fines, losses, expenses, costs, interest and penalties (including reasonable legal and other professional adviser’s fees and disbursements) (collectively, “Losses”) resulting from any Third Party claims, suits and demands, whether or not such Losses were foreseeable at the Effective Date (each, a “Claim”), to the extent that such Losses arise from:

(a)    alleged or actual bodily injury or property damage resulting from BIAL’s failure to supply the Licensed Products in accordance with the Product Specifications;

(b)    the gross negligence or intentional misconduct of any of BIAL, its Affiliates or its or their agents, directors, officers or employees in performing its or their obligations under the Agreement;

(c)    any material breach by BIAL of its obligations and warranties under this Agreement, the Supply Agreement, or the Co-Promotion Agreement;

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(d)    BIAL’s failure to comply with applicable laws and regulations; or, in the case of any allegation arising pursuant to BIAL’s promotional efforts under the Co-Promotion Agreement, any allegation that BIAL failed to comply with applicable laws and regulations; and

(e)    the activities of the BIAL Representatives in the Territory after BIAL exercises its Co-Promotion Option pursuant to Section 2.10, except to the extent such activities specifically fall within the scope of the then current Co-Promotion Plan or have otherwise been agreed between the Parties or approved by NBIX (for the avoidance of doubt, this shall not be interpreted or construed as limiting NBIX indemnification obligations under Section 16.2).

except, in each case (a)-(e), to the extent that such Losses arise from the negligence or intentional misconduct of any NBIX Indemnitee or NBIX’s breach of this Agreement, the Supply Agreement or the Co-Promotion Agreement.

16.2    Indemnity by NBIX: In addition to any other remedy available to BIAL, except as otherwise provided in Section 16.1, NBIX shall indemnify, defend and hold harmless BIAL, its Affiliates and their respective agents, employees, directors and officers (collectively, the “BIAL Indemnitees”) from and against any Losses resulting from any Third Party Claims, to the extent that such Losses arise from:

(a)    alleged or actual bodily injury or property damage resulting from the labelling, handling, storage, transportation, use, distribution, promotion, marketing, offer for sale or sale of the Licensed Products by or on behalf of NBIX;

(b)    the use, effects or safety of any Licensed Products in the Territory;

(c)    any claim of infringement or misappropriation of any patent, patent application, trade secret, copyright, trademark, trademark application, or other proprietary right arising out of the manufacturing, development, labelling, handling, storage, importation, transportation, use, commercialization, distribution, promotion, marketing, offer for sale or sale of the Licensed Products in the Territory by or on behalf of NBIX;

(d)    the gross negligence or intentional misconduct of NBIX, its Affiliates or its or their agents, directors, officers or employees in performing its or their obligations under this Agreement, the Supply Agreement or the Co-Promotion Agreement;

(e)    any material breach by NBIX of its obligations and warranties under this Agreement, and

(f)    NBIX’s failure in the Territory to comply with applicable laws and regulations, including the terms of the applicable Approvals;

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except, in each case (a)-(f), to the extent that such Losses arise from the negligence or intentional misconduct of any BIAL Indemnitee or BIAL’s breach of this Agreement, the Co-Promotion Agreement or the Supply Agreement.

16.3    Conditions of Indemnification: All indemnification claims in respect of any indemnitee seeking indemnity under Section 16.1 or 16.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 16.1 or 16.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. If an Indemnified Party seeks indemnification under this Article 16, the Indemnifying Party (i) may assume control and direction of any such claim at its expense, (ii) may use legal counsel of its choice, (iii) shall keep the Indemnified Party informed of the progress of the claim, (iv) shall consult with the Indemnified Party on the nature of any defense, and (v) shall not settle any such claim without the approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed, unless such settlement is for money damages only. The Indemnified Party and its Indemnitees shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

16.4    Limitation of Liability:

(a)    Nothing in this Agreement excludes or limits each Party’s liability for: (i) death or personal injury caused by that Party’s negligence; (ii) fraud or fraudulent misrepresentation; or (iii) any liability which cannot legally be excluded or limited.

(b)    Subject to Sections 16.1, 16.2, and 16.4(a), and except for damages available for breach of Article 13, neither Party shall be liable, whether in contract, tort (including negligence or breach of statutory duty), misrepresentation or otherwise in connection with this Agreement for any indirect, special or consequential loss or damage, howsoever arising. In addition to the foregoing, neither Party shall be liable, whether in contract, tort (including negligence or breach of statutory duty), misrepresentation or otherwise in connection with this Agreement for any: (i) loss of profit; (ii) loss of revenue; (iii) loss of business; or (iv) loss of anticipated savings; in each case whether direct or indirect.

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ARTICLE 17

MISCELLANEOUS

17.1    Dispute Resolution:

(a)    It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”) will be submitted in the first instance to the CEO of BIAL, or such person’s designee of equivalent or superior position, and the CEO of NBIX, or such person’s designee of equivalent or superior position.

(b)    Except to the extent that final decision-making authority is specifically provided in any provision in this Agreement, if the CEO of BIAL and the CEO of NBIX cannot resolve the Dispute within […***…] after such Dispute is posed to each Party’s CEO, then the Parties shall attempt in good faith to resolve such dispute through mediation with a mutually agreed mediator. If the mediation of such dispute does not commence within […***…] (or such other period of time mutually agreed upon by the Parties) of the receipt of a written request for such mediation by the other Party, or if the dispute is not resolved within […***…] (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Parties are unable to agree upon a mediator, then except with respect to Excluded Claims, either Party may proceed to arbitration under Sections 17.1(c) to (g) (inclusive).

(c)    Subject to Section 17.1(k), any Dispute shall be referred to and finally resolved by arbitration under the Rules of the LCIA, which rules are deemed to be incorporated by reference into this Section. Any arbitration commenced pursuant to this Section 17.1(c) shall be administered by the LCIA. The appointing authority shall be the LCIA. The standard LCIA Administrative Procedures and Schedule of Costs shall apply. The place of arbitration shall be London, UK. The language to be used in the arbitral proceedings shall be English.

(d)    If such Dispute relates to (i) an amount less than […***…] Euro (€[…***…]) in controversy, including claims and counterclaims, or (ii) if only injunctive relief is requested, or (iii) any of NBIX’s diligence obligations to use Commercially Reasonable Efforts, there will be one (1) arbitrator, who shall be selected jointly by NBIX and BIAL in accordance with the LCIA Rules, within […***…] of receipt by respondent of a copy of the demand for arbitration. If NBIX and BIAL are not able to select such one (1) arbitrator, then LCIA shall finally select one (1) arbitrator whom it believes to be neutral and impartial for the Parties. Such arbitrator will have […***…] from the date of appointment to render a decision.

(e)    If the dispute relates to any of NBIX’s obligations to use Commercially Reasonable Efforts, the arbitrator’s decision in accordance with Section 17.1(d) shall include reasons as to whether

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or not NBIX has complied with its diligence obligations to use Commercially Reasonable Efforts and, subject to Section 17.1(f), if such decision is that NBIX has not complied, such decision will set out a detailed plan as to how the position can be remedied in a reasonable period of time that shall not be more than […***…].

(f)     If an arbitrator acting in accordance with Sections 17.1(d) and 17.1(e) has previously decided that NBIX has breached a certain obligation to use Commercially Reasonable Efforts and NBIX has cured such breach, but subsequently, under the procedure set out in Section 17.1(d), an arbitrator decides that NBIX has breached the same obligation (i.e. the obligation to use Commercially Reasonable Efforts under the same Section of the Agreement) , then NBIX shall not have the right to cure such breach and BIAL may terminate the Agreement by giving […***…] prior written notice following the decision.

(g)    In the case of any Dispute other than that specified in Section 17.1(d) above, there will be three (3) neutral and impartial arbitrators, one appointed by NBIX and one appointed by BIAL, in both cases within […***…] of receipt by respondent of a copy of the demand for arbitration, and the third arbitrator, who shall serve as chair of the arbitral tribunal, will be appointed by agreement of the Party-appointed arbitrators within […***…] of the appointment of the second arbitrator. The arbitration shall be conducted as expeditiously as practicable, and the Parties and the arbitrators shall use their best efforts to hold the hearing on the merits no later than […***…] after the appointment of the arbitration tribunal and the arbitrators shall use their best efforts to issue a final award within […***…] after the close of the hearing.

(h)    Any arbitrator appointed in accordance with Sections 17.1(d) and (e) shall have significant experience with the arbitration of similar large, complex, commercial disputes between pharmaceutical companies. All arbitration proceedings shall be conducted in the English language. The Parties agree that only documents directly relevant to the issues in Dispute must be produced in any such arbitration.

(i)    In addition to damages, the arbitration tribunal may award any remedy provided for under applicable law and the terms of this Agreement, including, without limitation, specific performance or other forms of injunctive relief. The arbitration tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary and multiplied (including without limitation treble) damages with respect to any Dispute. The arbitration award must be in writing and will state, in English and in reasonable detail, the findings of fact and conclusions of law on which it is based. The arbitration award shall be final and binding on the Parties and shall not be appealable except for error in arbitration procedure, or as otherwise provided for by applicable treaty or law and may be entered and enforced in any court having competent jurisdiction.

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(j)    Each Party shall bear its own costs and expenses and attorneys’ fees in the arbitration, except that the arbitrators may order the non-prevailing Party to bear all or an appropriate part (reflective of the relative success on the issues) of the costs and expenses and reasonable attorneys’ fees incurred by the prevailing Party based on the relative merits of each Party’s positions on the issues in the Dispute. The Party that substantially prevails in the arbitration proceeding shall be reimbursed any payments it has made in respect of the arbitrators’ fees and expenses and any administrative fees of arbitration.

(k)    As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of a patent, trademark or registered copyright or (ß) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Excluded Claims shall be brought in the courts in the applicable country in the Territory where the patent, trademark or copyright is registered or the antitrust, anti-monopoly or competition law or regulation has allegedly been breached. If the subject matter of the Excluded Claim is relevant to the subject matter of a pending dispute that is subject to arbitration then the Excluded Claim must also be brought only within the arbitration and not in the courts in order to avoid multiple proceedings and forum shopping.

17.2    Interim Measures: Notwithstanding Section 17.1, either Party may, without inconsistency with this Agreement, apply to a court to seek pre-arbitral provisional injunctive relief to maintain the status quo or prevent irreparable harm, pre-arbitral attachment, or any other relief or order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitration tribunal will have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrator(s)’ orders to that effect.

17.3    Force Majeure: If any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of that Party’s obligations under this Agreement on the dates herein provided (a “Force Majeure”), such obligation shall be postponed for such time as the event of Force Majeure exists, provided such Party notifies the other Party in writing as soon as practicable. The Party so affected shall give to the other Party a good faith estimate of the continuing effect of the Force Majeure condition and the anticipated duration of the affected Party’s non-performance. Notwithstanding the foregoing, if the period of any previous actual non-performance of a Party because of Force Majeure conditions plus the anticipated future period of non-performance because of such conditions shall exceed an aggregate of […***…], then then the Parties shall promptly meet and discuss in good faith appropriate measures to minimise the impact of the Force Majeure for both Parties, including without limitation a possible amendment to this Agreement or the termination thereof. Events of Force Majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, earthquake, tsunami, limitations imposed by exchange control regulations or

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foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, any inordinate delays in the regulatory review or governmental approval process that are within the sole control of such government or governmental agency. A Party shall be considered affected by an event of Force Majeure to the extent that any of its suppliers or contractors is affected by such an event.

17.4    Assignment:

(a)    Neither Party may, except as set forth in Sections 15.2(e) and 17.4(b), assign, transfer or otherwise dispose of this Agreement or any rights or obligation hereunder to any Affiliate or Third Party without the prior written consent of the other Party.

(b)    BIAL may assign or transfer this Agreement, in whole or in part, or any right or obligation hereunder without NBIX’s consent (i) to any of its Affiliates or (ii) to a Third Party successor in connection with its merger, acquisition or transfer or sale of all or substantially all of its assets related to Licensed Products in the Territory or the business relating thereto.

(c)    Any attempted or purported assignment or transfer of rights or obligations other than provided herein shall be void.

17.5    Performance by Affiliates and subcontractors: Either Party may exercise any of its respective rights and perform any of its respective obligations hereunder through any of its Affiliates or contractors (in the case of NBIX, pursuant to Section 2.5). However, either Party shall remain responsible for the full and complete performance of and compliance with all of its obligations and duties under this Agreement and for all activities of its Affiliates and contractors to the same extent as if such activities had been undertaken by such Party itself.

17.6    No Third Party Beneficiaries:

(a)    Subject to Section 17.6(b), this Agreement does not confer any right upon any person or entity other than NBIX and BIAL and their respective successors and permitted assigns to enforce any provision of this Agreement (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise).

(b)    The Affiliates of the Parties and the agents of the Parties and their Affiliates’ directors, officers, employees and agents may enforce the provisions of Article 16 subject to and in accordance with Section 16.3 and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)    The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

17.7    Waiver: The rights and remedies of either Party in respect of this Agreement shall not

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be diminished, waived or extinguished by the granting of any indulgence, forbearance or extension of time granted by that Party to the other Party nor by any failure of, or delay in ascertaining or exercising any such rights or remedies. Any waiver of any breach of this Agreement shall be in writing. The waiver by either Party of any breach of this Agreement shall not prevent the subsequent enforcement of that provision and shall not be deemed to be a waiver of any subsequent breach of that or any other provision.

17.8    Governing Law: This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the laws of England and Wales, without reference to its conflicts of law principles.

17.9    Unenforceable Provisions: Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The Parties will replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.

17.10    Relationship Between the Parties: The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. Neither Party may pledge the credit of the other Party nor represent itself as being the other Party nor an agent, partner, employee or representative of the other Party and neither Party may hold itself out as such nor as having any power or authority to incur any obligation of any nature, express or implied, on behalf of the other. Nothing in this Agreement, and no action taken by the Parties pursuant to this Agreement, creates, or is deemed to create, a partnership or joint venture or relationship of employer and employee or principal and agent between the Parties.

17.11    Entire Agreement:

(a)    This Agreement, including the exhibits attached hereto, and the agreements referred to herein contain the entire agreement between the Parties in relation to its subject matter and supersedes any prior arrangement, understanding written or oral agreements between the Parties in relation to such subject matter.

(b)    The Parties acknowledge that this Agreement has not been entered into wholly or partly in reliance on, nor has either Party been given, any warranty, statement, promise or representation by the other or on its behalf other than as expressly set out in this Agreement.

(c)    Each Party agrees that the only rights and remedies available to it arising out of or in connection with any warranties, statements, promises or representations will be for breach of contract

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and irrevocably and unconditionally waives any right it may have to any claim, rights or remedies including any right to rescind this Agreement which it might otherwise have had in relation to them.

(d)    All warranties, conditions, terms and representations not set out in this Agreement whether implied by statute or otherwise are excluded to the extent permitted by law.

17.12    Amendments: The Parties may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of the Parties.

17.13    Notices: All communications, reports, payments and notices required by this Agreement will be addressed to the Parties at their respective addresses set forth below or to such other address as requested by a Party by notice in writing to the other Party.

(a) If to BIAL:

BIAL – Portela & Ca, S.A. Attention: Chief Executive Officer À Avenida da Siderurgia Nacional 4745-457 S. Mamede do Coronado Portugal Fax: +351 229 866 199
with a copy to:
BIAL – Portela & Ca, S.A. Attention: Legal Director À Avenida da Siderurgia Nacional 4745-457 S. Mamede do Coronado Portugal Fax: +351 229 866 190
(b) If to NBIX:
Neurocrine Biosciences, Inc. Attention: Chief Executive Officer 12780 El Camino Real San Diego, CA 92130 USA

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Fax: +1-858-777-3488
with a copy to:
Neurocrine Biosciences, Inc. Attention: Chief Legal Officer 12780 El Camino Real San Diego, CA 92130 USA Fax: +1-858-777-3488

(c)    All such notices, reports, payments, and communications will be made by First Class mail, postage prepaid or by reputable overnight courier providing evidence of receipt, or by facsimile (and promptly confirm by mail or overnight courier), and will be considered made as of the date of confirmed receipt.

17.14    Language: This Agreement is entered into in the English language. All amendments or correspondence concerning or relating to this Agreement, the Supply Agreement, the Quality Agreement, the Co-Promotion Agreement (if any), or the SDEA, and all notices given and all documentation to be delivered by either Party to the other under this Agreement shall be in writing in the English language.

17.15    Counterparts: This Agreement may be executed simultaneously in any number of counterparts, but all such counterparts taken together will constitute one and the same agreement. This Agreement will be treated in all manner and respects and for all purposes as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

< Signature page follows >

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BIAL – PORTELA & CA, S.A.		NEUROCRINE BIOSCIENCES, INC

By:	/s/ António Portela	By:	/s/ Kevin Gorman
Name:	António Portela	Name:	Kevin Gorman
Position:	Chief Executive Officer	Position:	Chief Executive Officer

Date:	2/9/2017	Date:

By:	/s/ Isabel Morgado
Name:	Isabel Morgado
Position:	Member of the Board of Directors

Date:	2/9/2017

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EXHIBIT 2.1

BIAL Patents

[…***…]

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EXHIBIT 2.1(g)

Cooperation Terms

1.    Trade Meetings:    If, in respect of a Licensed Product, (i) BIAL or one of its Affiliates or licensees outside the Territory wishes to attend any professional or trade meeting, including scientific congresses, inside the Territory or (ii) NBIX or one of its Affiliates wishes to attend any professional or trade meeting, including scientific congresses, outside the Territory, then each such Party shall provide reasonable advance notice to the other Party. The Parties shall endeavour to cooperate in respect of their attendance in organized events and organizing non-core events relating to the Licensed Product during such meeting; provided, however, that in the event such events occur in the territory of other BIAL’s licensees, […***…]. In no event shall any such activities of BIAL or its Affiliates or licensees be directed at sales of Licensed Products by or on behalf of BIAL or its Affiliates in the Territory, and in no event shall any such activities of NBIX or its Affiliates be directed at sales of Licensed Products by or on behalf of NBIX or its Affiliates anywhere in the world except in the Territory. Each Party shall bear its own costs of participation at any such meeting.

2.     Key Opinion Leaders:

(a)    The Parties acknowledge that, from time to time, NBIX or its Affiliates may be interested in engaging Outside Territory KOLs for the purposes of providing consultancy services to NBIX in connection with the Licensed Products within the Territory. To the extent that such services or interactions with such KOLs are not intended as or otherwise constitute a promotional, marketing or development activity outside the Territory, NBIX shall have the right to conduct such activities outside the Territory; provided, however, that NBIX shall previously inform BIAL of such any activities and coordinate such activities with BIAL. For the avoidance of doubt, confidential advisory boards and confidential consultancy meetings with KOLs do not constitute promotional, marketing or development activity.

(b)    The Parties acknowledge that, from time to time, BIAL or its Affiliates or licensees may be interested in engaging Territory KOLs for the purposes of providing consultancy services to BIAL in connection with Licensed Products outside the Territory. To the extent that such services or interactions with KOLs are not intended as or otherwise constitute a promotional or marketing activity in the Territory, BIAL shall have the right to conduct such activities inside the Territory; provided, however, that BIAL shall previously inform NBIX of such any activities and coordinate such activities with NBIX. For the avoidance of doubt, confidential advisory boards and confidential consultancy meetings with KOLs do not constitute promotional or marketing activity.

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3.     Co-Promotion Plan: In accordance with Section 2.10(b), BIAL shall have the right to conduct commercialization activities in the Territory in order to prepare a Co-promotion Plan and NBIX shall assist in the provision of data and information as reasonably requested by BIAL and if not previously provided as part of the Annual Commercialization Plan.

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EXHIBIT 2.3

Trademarks

[…***…]

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EXHIBIT 2.4

BIAL Logo

[…***…]

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EXHIBIT 2.6(b)

Transfer Plan

[…***…]

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EXHIBIT 2.10(b)

Final Position Arbitration Procedure

Final position arbitration shall be commenced and conducted as follows:

1. Arbitrator:    The determination of terms and conditions of the proposed Co-Promotion Agreement that remain unresolved after good faith negotiations shall be referred to and decided and settled by a single independent arbitrator selected by the LCIA with input from both NBIX and BIAL. Such arbitrator must be have at least […***…] years of experience in negotiating and structuring co-promotion and/or co-commercialization arrangements in the pharmaceutical field for specialty products. Selection of the arbitrator shall be made within […***…] after the date of the first notice of demand and within […***…] after any resignation, disability or other removal of such arbitrator.

2. Costs of Arbitration:    The cost of arbitration proceedings, including the arbitrator’s compensation and expenses, hearing room charges and court reporter transcript charges shall be borne by the Parties equally or otherwise as the arbitrator may determine.

3. Location of Proceedings: All arbitration proceedings shall be held in London, England, unless the Parties agree otherwise, at a location selected by the Parties.

4. Conduct of Arbitration:

(a) Pre-hearing Conference. Within […***…] after appointment, the arbitrator shall hold a pre-hearing conference to establish the framework of substantive provisions to be included in a Co-Promotion Agreement proposal by the Parties, schedules for exchange of exhibits and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

(b) Not less than […***…] before the date of the hearing, each Party shall deliver to the arbitrator its final position with respect to the Co-Promotion Agreement or a specific term or terms thereof in dispute, which shall include in all instances a draft of a Co-Promotion Agreement containing all provisions sought by the submitting Party and which the submitting Party is willing to execute upon the conclusion of the arbitration if the submitting Party prevails in such arbitration, such final position(including the draft Co-Promotion Agreement) delivered by BIAL being referred to as “BIAL’s Final Position” and such final position (including the draft Co-Promotion Agreement ) delivered by NBIX being referred to as “NBIX’s Final Position”). If either Party fails to timely deliver its

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final position or its final draft Co-Promotion Agreement, that Party shall be deemed to have accepted the final position and draft Co-Promotion Agreement of the other Party. The arbitrator shall select mutually agreed upon provisions from such draft Co-Promotion Agreements, in their entirety, and may not determine an alternative or compromise to those provisions. With respect to other provisions where the Parties have not reached agreement, the arbitrator may select, on a provision by provision basis, either position proposed by a Party but in any event not an entirely alternative or compromise position. In making his/her determination, the arbitrator shall take into account usual industry practice and a position that is fair to both Parties taking into consideration the capabilities and resources then existing for the respective Parties. No less than […***…] before the date of the hearing, the arbitrator shall deliver to each Party the draft Co-Promotion Agreements as determined by the arbitrator.

(c) Hearing Procedures:

(i)    The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined.

(ii)    The hearing should be held on consecutive business days without interruption to the maximum extent practicable.

(iii)    No pre-hearing discovery shall be permitted or taken in the resolution of any matter subject to the provisions hereof.

(iv)    Expert reports may be utilized.

(v)    Charts, graphs, and summaries shall be utilized to present voluminous data, provided that the underlying data was made available to the opposing Party […***…] prior to the hearing.

(vi)    The arbitrator shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the LCIA.

5. Governing Law: This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the laws of England and Wales.

6. Award:    The arbitrator shall issue his or her decision by delivering written notice to each Party setting forth the arbitrator’s decision regarding the terms of the proposed Co-Promotion Agreement and any other award of fees or expenses. Any award of fees or expenses rendered by the arbitrator shall be final. The arbitrator’s decision shall be final.

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7. Confidentiality: The Parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrator, prior to any proceedings hereunder, will sign an agreement whereby the arbitrator agrees to keep the substance of any proceedings hereunder in confidence.

8. Time Frame: To the fullest extent practicable pre-hearing conferences and hearing procedures shall be expedited and the Parties shall use their best reasonable efforts to conclude the dispute resolution proceeding herein within […***…] to the event feasible and practicable under the circumstances. Under no circumstances shall the conclusion of such dispute resolution proceeding extend beyond […***…] except by mutual consent of each Party.

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EXHIBIT 4

Certain Supply Terms

1.1    […***…]

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EXHIBIT 6.3(a)

[…***…]

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EXHIBIT 6.4

BIAL Studies

[…***…]

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EXHIBIT 8.3(e)

Assumptions (for the Agreed Sales Forecasts)

[…***…]

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EXHIBIT 9.2(c)

Existing Licensees

[…***…]

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